CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

Exhibit 10.1

COLLABORATION AND LICENSE AGREEMENT

BETWEEN

Aravive, Inc.

AND

3D Medicines Inc.

November 6, 2020

List of Exhibits

Exhibit AAravive Licensed Patents and Upstream Patents

Exhibit BStructure of AVB-500

Exhibit CTechnology Transfer Plan

Exhibit DInitial Development Plan

Exhibit EUpstream Agreement

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (the “Agreement”) is entered into as of November 6, 2020 (the “Effective Date”) by and between Aravive, Inc., a corporation organized and existing under the laws of Delaware and having a place of business at 3730 Kirby Drive, Suite 1200, Houston, Texas 77098 USA (“Aravive”), and 3D Medicines Inc., a corporation organized and existing under the laws of the Cayman Islands and having a place of business at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands (“3D Medicines”).  Aravive and 3D Medicines are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, Aravive is currently conducting research and development of its lead product candidate, AVB-500 (also referred to as AVB-S6-500), an ultra-high affinity Fc-fusion protein designed to selectively block the GAS6/AXL signaling pathway by binding to GAS6;

Whereas, 3D Medicines is a pharmaceutical company with experience in developing pharmaceutical products in, among other regions, Greater China; and

Whereas, 3D Medicines desires to obtain from Aravive an exclusive license to Develop, Manufacture and Commercialize the Licensed Products in the 3D Medicines Territory (with each capitalized term as respectively defined below), and Aravive is willing to grant such license to 3D Medicines, all under the terms and conditions hereof.

Now, Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

Article 1
Definitions

1.1“3D Medicines Patents” means any Patents that claim 3D Medicines Inventions.

1.2“3D Medicines Territory” means, collectively, mainland China, Taiwan, the Hong Kong Special Administrative Region (“Hong Kong”) and the Macau Special Administrative Region (“Macau”) (each a “Region”).

1.3“Accounting Standards” means U.S. generally accepted accounting principles (“GAAP”) or, to the extent that 3D Medicines adopts International Financial Reporting Standards (“IFRS”), then “Accounting Standards” means IFRS, in either case consistently applied.  Each Party shall promptly notify the other in the event that it changes the Accounting Standards pursuant to which it maintains its records, it being understood that each Party may only use internationally recognized accounting principles.

1.4“Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§262 et seq., as such may be amended from time to time.

1.5“Adverse Risk” means [***].

1.6“Affiliate” means, with respect to a particular Party, a Person that controls, is controlled by or is under common control with such Party.  For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise.  For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party.

1.7“Anti-Corruption Laws” means laws, regulations, or orders prohibiting the provision of a financial or other advantage for a corrupt purpose or otherwise in connection with the improper performance of a relevant function, including without limitation, to the extent applicable, the Corruption of Foreign Public Officials Act (CFPOA), the US Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010, and similar laws governing corruption and bribery, whether public, commercial or both, to the extent applicable.

1.8“Aravive Additional Products” means any Competing Products that Aravive or any of its Affiliates Controls as of the Effective Date or during the Term or Develops, Manufactures or Commercializes during the Term.

1.9“Aravive Additional Product Opportunity” means the rights to Develop, Manufacture, or Commercialize any Aravive Additional Product in the Field in the 3D Medicines Territory.

1.10“Aravive Licensed Know-How” means any and all Information (including Data and Regulatory Materials) that (a)(i) is Controlled by Aravive or its Affiliates as of the Effective Date or (ii) becomes Controlled by Aravive or its Affiliates during the Term, and (b)(i) is necessary for the Development, Manufacture, or Commercialization of the Licensed Compound or any Licensed Products in the Field in the 3D Medicines Territory, or (ii) is or was generated, developed, conceived, reduced to practice (constructively or actually) or used by or on behalf of Aravive or its Affiliates in the Development, Manufacture, or Commercialization of the Licensed Compound or any Licensed Products, including Aravive’s interest in Joint Inventions.

1.11“Aravive Licensed Patents” means any and all Patents that (a)(i) are Controlled by Aravive or its Affiliates as of the Effective Date or (ii) become Controlled by Aravive or its Affiliates during the Term, and (b) with the exception of 3D Medicines Patents and 3D Medicines’ interest in any Joint Patents, Cover the Licensed Compound or any Licensed Products in the Field in the 3D Medicines Territory. Aravive Licensed Patents include the Patents listed in Exhibit A.  Aravive shall update Exhibit A from time to time to include additional patents, including patents issued from any listed application or claiming priority thereto or otherwise continuing therefrom.

1.12“Aravive Product-Specific Licensed Patents” means any Aravive Licensed Patents specifically claiming the composition of matter of, or the method of making or using, the Licensed Compound and/or any Licensed Products in the Field in the 3D Medicines Territory. The

Parties acknowledge and agree that the Patents identified in Exhibit A as Aravive Product-Specific Licensed Patents are the Aravive Product-Specific Licensed Patents and updates to Exhibit A shall not alter the scope of Aravive Product-Specific Licensed Patents (other than patents issued from any listed application or claiming priority to Aravive Product-Specific Licensed Patents or otherwise continuing therefrom).

1.13“Aravive Technology” means the Aravive Licensed Know-How and Aravive Licensed Patents.

1.14“Aravive Territory” means the world except for the 3D Medicines Territory.

1.15“Business Day” means a day other than Saturday, Sunday or any day that banks in Shanghai, China; Houston, Texas; or New York City, New York, are required or permitted to be closed.

1.16“Calendar Quarter” means each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30, or December 31.

1.17“Change of Control” means with respect to either Party: (a) the sale of all or substantially all of such Party’s assets or business relating to this Agreement (other than to an Affiliate of such Party); (b) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a Person, or group of Persons, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Party.

1.18“Clinical Trial” means a Phase 1 Clinical Trial, a Phase 2 Clinical Trial, a Phase 3 Clinical Trial or a Phase 4 Clinical Trial.

1.19“CMC Information” means Information related to the chemistry, manufacturing and controls of the Licensed Products, as specified by the FDA, NMPA and other applicable Regulatory Authorities.

1.20“Commercialization” means all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, and distribution of Licensed Products, including strategic marketing, sales force detailing, advertising, market Licensed Product support, all customer support, Licensed Product distribution and invoicing and sales activities; provided, however, “Commercialization” shall exclude any activities relating to the Manufacture of Licensed Product.  “Commercialize” and “Commercializing” shall have the correlative meanings.

1.21“Commercially Reasonable Efforts” means, with respect to either Party’s obligations under this Agreement, the carrying out of such obligations with a level of efforts and resources consistent with the commercially reasonable practices of a similarly situated company in the pharmaceutical industry for the active and diligent commercialization of a similarly situated branded pharmaceutical product as the Licensed Product at a similar stage of commercialization, taking into account efficacy, safety, patent and regulatory exclusivity, anticipated or approved labeling, present and future market potential, competitive market conditions, the profitability of the product in light of pricing and reimbursement issues, and all other relevant factors (but not taking in account any payment owed to Aravive under this Agreement or any other pharmaceutical product that 3D Medicines is then researching, developing or commercializing, alone or with one or more collaborators).

1.22“Common Technical Document” or “CTD” means a set of specifications for application dossier adopted by the ICH for organizing applications of pharmaceuticals for human use to regulatory authorities.

1.23“Competing Product” means any product or compound, other than a Licensed Compound or Licensed Product, that [***].

1.24“Confidential Information” of a Party means any and all Information of such Party or its Affiliates that is disclosed to the other Party or its Affiliates under this Agreement, whether in oral, written, graphic, or electronic form.  In addition, all Information disclosed by a Party or its Affiliates pursuant to the mutual non-disclosure agreement between the Parties dated February 24, 2020 (the “Confidentiality Agreement”) shall be deemed to be Confidential Information of such Party disclosed hereunder; provided, however, that any use or disclosure of any such Information that is authorized under Article 12 shall not be restricted by, or be deemed a violation of, the Confidentiality Agreement.  For clarity, Aravive Licensed Know-How shall be deemed Confidential Information of Aravive.

1.25“Control” means, with respect to any material, Information, Patent or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license, or otherwise, to grant a license, sublicense, or other right to or under, such material, Information, Patent, or intellectual property right without violating the terms of any existing agreement or other arrangement with any Third Party; provided that, with respect to any material, Information, Patent or other intellectual property right obtained by Aravive after the Effective Date from a Third Party, Aravive shall be deemed to Control such material, Information, Patent or other intellectual property right only if it possesses the right to grant such license, sublicense, or other right thereto [***].

1.26“Cover” means, with respect to a Patent and a Licensed Product, that the Manufacture, use, offer for sale, sale or import of such Licensed Product by an unlicensed Third Party would infringe a Valid Claim in such Patent; provided, however, that in determining whether a claim of a pending Patent application would be infringed, it shall be treated as if issued in the form then currently being prosecuted.  “Covered” and “Covering” shall have the correlative meanings.

1.27“CTA” means a Clinical Trial Application which provides comprehensive information about the investigational medicinal product(s) and planned trial, enabling Regulatory Authorities to assess the acceptability of conducting the applicable study.

1.28“Data” means all data, including CMC Information, non-clinical data, preclinical data and clinical data, generated by or on behalf of a Party or its Affiliates or their respective

Sublicensees (in the case of 3D Medicines) or licensees, including Aravive Partners (in the case of Aravive), pursuant to activities conducted under this Agreement. For clarity, Data does not include any patentable Inventions.

1.29“Development” means all activities conducted after the Effective Date relating to preclinical and clinical trials, toxicology testing, statistical analysis, publication and presentation of study results with respect to Licensed Products, and the reporting, preparation and submission of regulatory applications (including any CMC Information) for obtaining, registering and maintaining Regulatory Approval of Licensed Products; provided, however, “Development” shall exclude any activities relating to the Manufacture of Licensed Product.  “Develop” and “Developing” shall have the correlative meanings.

1.30“Divest” means, for purposes of Section 15.6, the sale or transfer of rights to the Competing Program to a Third Party where neither the assigning Party nor its assignee have the right to engage, and neither the assigning Party nor its assignee in fact engage, in any management, governance or decision-making activities in connection with such Competing Program. “Divestiture” shall have the correlative meaning.

1.31“Drug Substance” means bulk drug substance that is represented for use in a drug that, when used in the Manufacturing of a drug, becomes an active pharmaceutical ingredient.

1.32“EMA” means the European Medicines Agency or any successor entity.

1.33“FDA” means the U.S. Food and Drug Administration or any successor entity.

1.34“Field” means the diagnosis, treatment or prevention of human oncological diseases.

1.35“First Commercial Sale” means with respect to a Region, the first sale of a Licensed Product in such Region to a Third Party by or on behalf of 3D Medicines, its Affiliates or Sublicensees after Regulatory Approval has been obtained in such Region.

1.36“Fiscal Year” means 3D Medicines’ fiscal year that starts on January 1 and ends on December 31, save that the first Fiscal Year shall commence on the Effective Date and end on 31 December and the last Fiscal Year shall end on the date of termination or expiry of this Agreement.

1.37“GCP” or “Good Clinical Practices” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by the NMPA or other Regulatory Authority applicable to the 3D Medicines Territory, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

1.38“Generic Product” means, with respect to a particular Licensed Product that has received Regulatory Approval for a particular indication in a particular Region and is being marketed and sold by 3D Medicines or any of its Affiliates or Sublicensees in the applicable

Region, a biologic product that (a) is sold in such Region by a Third Party that is not a sublicensee of 3D Medicines or its Affiliate, and where such Third Party did not purchase or acquire such product in a chain of distribution that included any of 3D Medicines or its Affiliates or sublicensees, and (b) has received Regulatory Approval (with all references in the definition Regulatory Approval to “Licensed Product” to be deemed references to such biologic product) in such Region for the same indication as the applicable Licensed Product as a “bioequivalent,” “biosimilar” or similar designation of interchangeability by the applicable Regulatory Authority in such Region pursuant to an expedited or abbreviated approval process, where such Licensed Product is the reference product in such Region.

1.39“Generic Product Threshold” means, with respect to a Licensed Product and a Region, the [***].

1.40“GLP” or “Good Laboratory Practices” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards promulgated by NMPA or other Regulatory Authority applicable to the 3D Medicines Territory, as may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

1.41“GMP” means (a) the good manufacturing practices required by the FDA and set forth in the FDCA or FDA regulations (including without limitation 21 CFR 210 and 211), policies, guidances or guidelines, or any applicable equivalent within a regulatory jurisdiction, including, without limitation, any applicable current good manufacturing practices requirements and pharmaceutical industry standards for the manufacture and testing of investigational pharmaceutical materials in force from time-to-time in the European Union (including, without limitation, Directive 2003/94/EC laying down the principles and guidelines of good manufacturing practice), the relevant national implementations of these rules and any relevant national and European Commission and Committee on Proprietary Medicinal Products guidance and, in particular, Annex 13 of the Guide to Good Manufacturing Practice entitled “Manufacture of investigational medicinal products”, as updated and amended from time-to-time, in each case in effect at any time during the term of this Agreement, for the manufacture, handling and testing of investigational pharmaceutical products; (b) the corresponding requirements of each applicable Regulatory Authority or other Governmental Authority; and (c) any other guidances, procedures, practices, arrangements, additions or clarifications, as the Parties may agree in writing from time-to-time.

1.42“Government Official” means (a) any official or employee of any Governmental Authority, or any department, agency, or instrumentality thereof (including without limitation commercial entities owned or controlled, directly or indirectly, by a Governmental Authority), (b) any political party or official thereof, or any candidate for political office, or (c) any official or employee of any public international organization.

1.43“Governmental Authority” means any multi-national, national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.44“ICH” means International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.45“Indication” means a class of human disease or condition for which a separate MAA (including any extensions or supplements) is required to be filed with a Regulatory Authority.  For clarity, if an MAA is approved for a Licensed Product in a particular Indication and patient population, a label expansion for such Licensed Product to include such Indication in a different patient population shall not be considered a separate Indication.

1.46“Information” means any Data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including know-how, copyrights, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulae, software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, clinical test data and data resulting from non-clinical studies), CMC Information, stability data and other study data and procedures.

1.47“Initiation” means, with respect to a Clinical Trial, first dosing in the first patient in such Clinical Trial. “Initiate” and “Initiating” shall have the correlative meanings.

1.48“Inventions” means any inventions and/or discoveries, including processes, manufacture, composition of matter, Information, methods, assays, designs, protocols, and formulas, and improvements or modifications thereof, patentable or otherwise, that are generated, developed, conceived or reduced to practice (constructively or actually) by or on behalf of a Party or its Affiliates or their respective Sublicensees (in the case of 3D Medicines) or licensees, including Aravive Partners (in the case of Aravive) (a) pursuant to activities conducted under this Agreement, or (b) in connection with the Development, Manufacture, and Commercialization of Licensed Product, in each case of (a) and (b), including all rights, title and interest in and to the intellectual property rights therein and thereto; provided, however, that Inventions shall exclude Data.

1.49“Joint Patents” means any Patents that claim Joint Inventions.

1.50“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, municipal, city or other political subdivision, domestic or foreign.

1.51“Licensed Compound” means AVB-500, having the sequence set forth on Exhibit B.

1.52“Licensed Product” means any pharmaceutical product in any form that contains the Licensed Compound as the sole Drug Substance for the treatment of patients in the Field.

1.53“Manufacture” and “Manufacturing” mean activities directed to manufacturing, processing, filling, finishing, packaging, labeling, quality control, quality assurance testing and release, post-marketing validation testing, inventory control and management, storing and transporting any Licensed Product, including oversight and management of vendors therefor.

1.54“Manufacturing Cost” means, with respect to a particular drug product supplied by Aravive pursuant to Section 7.1: (a) if Aravive or its Affiliate Manufactures the applicable drug product, the actual manufacturing cost of such drug product (as determined in accordance with U.S. GAAP consistently applied with its other products); or (b) if a Third Party Manufactures such drug product, the actual cost incurred by Aravive or its Affiliate for the Manufacture of such drug product with such Third Party (as determined in accordance with U.S. GAAP consistently applied with its other products) without any additional mark-up; in each case of (a) and (b), excluding the external costs of insurance and transportation, import and export taxes and fees, and similar charges, for such drug product.

1.55“Marketing Authorization Application” or “MAA” means a New Drug Application (“NDA”) or any other application to the appropriate Regulatory Authority for approval to market a pharmaceutical or biologic product (Biologics License Application, “BLA”, for the application in FDA) , but excluding pricing approvals.

1.56“Net Sales” means [***]:

(a)[***];

(b)[***];

(c)[***];

(d)[***];

(e)[***];

(f)[***];

(g)[***].

1.57“NMPA” means the National Medical Products Administration of the People’s Republic of China, formerly known as the China Food and Drug Administration, or any successor agency or authority thereto.

1.58“Patents” means (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (c) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificate, patent term additions, patent term extensions or the equivalent thereof, and all foreign Patents issuing from any of the foregoing to the extent that are necessary and reasonably useful for practicing the licenses according to this Agreement.

1.59“Person” means an individual, corporation, partnership, limited liability company, limited partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.

1.60“Phase 1 Clinical Trial” means any human clinical trial of a Licensed Compound conducted mainly to evaluate the safety of chemical or biologic agents or other types of interventions that would satisfy the requirements of 21 C.F.R. § 312.21(a) or its non-United States equivalents.

1.61“Phase 1b Clinical Trial” means any human clinical trial of a Licensed Compound or Licensed Product which provides for the first introduction of a pharmaceutical product into patients having the disease of interest with the primary purpose of determining safety, pharmacokinetic properties and clinical pharmacology of such product that would satisfy the requirements of 21 C.F.R. § 312.21(a) or its non-United States equivalents.

1.62“Phase 2 Clinical Trial” means any human clinical trial of a Licensed Compound or Licensed Product conducted mainly to test the effectiveness of chemical or biologic agents or other types of interventions for purposes of identifying the appropriate dose for a Phase 3 Clinical Trial for a particular Indication or Indications that would satisfy the requirements of 21 CFR § 312.21(b) or its non-United States equivalents.  A “Phase 2/3 Clinical Trial” shall be deemed to be a Phase 2 Clinical Trial with respect to the portion of that clinical trial that is regarded as its Phase 2 component, in accordance with the applicable protocol.

1.63“Phase 3 Clinical Trial” means any human clinical trial of a Licensed Compound or Licensed Product designed to: (i) establish that such Product is safe and efficacious for its intended use; (ii) define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed; and (iii) support Regulatory Approval of such Licensed Compound or Licensed Product, that would satisfy the requirements of 21 CFR § 312.21(c) or its non-United States equivalents.  A “Phase 2/3 Clinical Trial” shall be deemed to be a Phase 3 Clinical Trial with respect to the portion of that clinical trial that is regarded as its Phase 3 component, in accordance with the applicable protocol.

1.64“Phase 4 Clinical Trial” means a human clinical trial of a Licensed Compound or Licensed Product that is (a) designed to satisfy a requirement of a Regulatory Authority in order to maintain a Regulatory Approval for such Licensed Compound or Licensed Product or (b) conducted after the first Regulatory Approval of such product in the same disease state for which the Licensed Compound or Licensed Product received Regulatory Approval.

1.65“Pivotal Clinical Trial” means, as to a particular Licensed Product for a particular Indication, a controlled and lawful study in humans of the safety and efficacy of such Licensed Product for such Indication, which is prospectively designed to demonstrate statistically whether such Licensed Product is safe and effective for use in such indication in a manner sufficient to file a Marketing Approval Application for the Indication under investigation in such study.

1.66“PROC” means platinum resistance ovarian cancer.

1.67“Proper Conduct Practices” means, 3D Medicines, its Affiliates and Sublicensees, and each of their Representatives not, directly or indirectly, (a) making, offering, authorizing, providing or paying anything of value in any form, whether in money, property, services or otherwise to any Government Official, or other Person charged with similar public or quasi-public duties, or to any customer, supplier, or any other Person, or to any employee thereof, or failing to disclose fully any such payments in violation of the laws of any relevant jurisdiction to (i) obtain favorable treatment in obtaining or retaining business for it or any of its Affiliates, (ii) pay for favorable treatment for business secured, (iii) obtain special concessions or for special concessions already obtained, for or in respect of it or any of its Affiliates, in each case which would have been in violation of any applicable Law, (iv) influence an act or decision of the recipient (including a decision not to act) in connection with the Person’s or its Affiliate’s business, (v) induce the recipient to use his or her influence to affect any government act or decision in connection with the Person’s or its Affiliate’s business or (vi) induce the recipient to violate his or her duty of loyalty to his or her organization, or as a reward for having done so; (b) engaging in any transactions, establishing or maintaining any fund or assets in which it or any of its Affiliates shall have proprietary rights that have not been recorded in the books and records of it or any of its Affiliates; (c) making any unlawful payment to any agent, employee, officer or director of any Person with which it or any of its Affiliates does business for the purpose of influencing such agent, employee, officer or director to do business with it or any of its Affiliates; (d) violating any provision of applicable Anti-Corruption Laws; (e) making any payment in the nature of bribery, fraud, or any other unlawful payment under the applicable Laws of any jurisdiction where it or any of its Affiliates conducts business or is registered; or, (f) if such Person or any of its Representatives is a Government Official, improperly using his or her position as a Government Official to influence the award of business or regulatory approvals to or for the benefit of such Person, its Representatives or any of their business operations, or failing to recuse himself or herself from any participation as a Government Official in decisions relating to such Person, its Representatives or any of their business operations.

1.68“Regulatory Approval” means any and all approvals (including marketing authorization approvals, supplements, amendments, pre- and post-approvals, and pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the Manufacture, distribution, marketing, importation, exportation, use or commercial sale of a Licensed Product in a given country or regulatory jurisdiction.

1.69“Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction.

1.70“Regulatory Exclusivity” means, with respect to a Licensed Product in a Region, any data exclusivity rights or other exclusive right, other than a Patent, granted or awarded by any Regulatory Authority in such Region or otherwise under applicable Law with respect to such Licensed Product in such Region, which either grants or awards exclusive marketing rights with respect to such Licensed Product or prevents another Person from using or otherwise relying on the data supporting the approval of the NDA for such Licensed Product without the prior written authorization of the NDA holder, as applicable.

1.71“Regulatory Materials” means regulatory applications (including MAA), submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, market, sell or otherwise Commercialize Licensed Products in a particular country or jurisdiction.

1.72“Representatives” means, as to any Person, such Person’s Affiliates and its and their successors, controlling Persons, directors, officers and employees.

1.73“Sublicensee” means a Third Party that has received a license or other right under the Aravive Technology in accordance with Section 2.1(c), but shall not include (i) any Third Party [***]; or (ii) any Third Party contract research organization or manufacturer providing services to Licensee or its Affiliate (even if such contract research organization or manufacturer is granted a right or license to make Licensed Compound or Licensed Product). For clarity, the gross invoiced price for sale of Licensed Product to [***].

1.74“Tax” means any form of tax or taxation, levy, duty, charge, social security charge, contribution or withholding of whatever nature, together with any related fine, penalty, surcharge or interest thereon imposed by, or payable to, a Governmental Authority.

1.75“Third Party” means any Person other than a Party or an Affiliate of a Party.

1.76“Upstream Agreement” means that certain Exclusive License Agreement between The Board of Trustees of the Leland Stanford Junior University (“Stanford”) and Aravive dated January 25, 2012, as previously amended, as set forth in Exhibit E.

1.77“Upstream Patents” means the Patents identified on Exhibit A as being in-licensed from Stanford.

1.78“Upstream Technology” means the Upstream Patents and any information or materials listed in Appendix D to the Upstream Agreement.

1.79“U.S. Dollar” means a U.S. dollar, and “US$” shall be interpreted accordingly.

1.80“U.S.” or “USA” means the United States of America, including all possessions and territories thereof.

1.81“Valid Claim” means a claim (including a process, use, or composition of matter claim) of (a) an issued and unexpired patent that has not (i) irretrievably lapsed or been revoked, dedicated to the public or disclaimed or (ii) been held invalid, unenforceable or not patentable by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, which holding, finding or decision is final and unappealable or unappealed within the time allowed for appeal, or (b) a pending patent application that has been prosecuted in good faith pending for no more than [***] since its priority date and has not been abandoned or finally disallowed without the possibility of appeal.

1.82“Year” means any period of twelve (12) consecutive months.

1.83Additional Definitions: The following table identifies the location of definitions set forth in various Sections of the Agreement:

Defined Terms	Section
3D Medicines	Preamble
3D Medicines Housemarks	9.6(b)
3D Medicines Indemnitees	11.1
3D Medicines Inventions	9.1(c)(ii)
3D Medicines Product Mark	9.6(a)
3D Medicines Sublicense Agreement	2.1(c)
Accused Party	9.5
Agreement	Preamble
Alliance Manager	3.1
Aravive	Preamble
Aravive Indemnitees	11.2
Aravive Inventions	9.1(c)(i)
Aravive Licensed Product Opportunity	6.6
Aravive Partner	2.2
Auditor	10.4(c)
BLA	1.55
Claims	11.1
Clinical Supply Agreement	7.1(a)
Commercialization Plan	6.2(a)
Competing Program	15.6(b)
Confidentiality Agreement	1.24
Development Plan	4.2
Development Proposal	2.1(a)
Effective Date	Preamble
Enforcing Party	9.4(c)
Executive Officer	14.1
First Supplemental Development Plan	4.2
GAAP	1.1
ICC	14.2
IFRS	1.1
Indemnified Party	11.3
Indemnifying Party	11.3
Infringement	9.4(a)
Infringement Action	9.5
Initial Development Plan	4.2
Joint Inventions	9.1(c)(iii)
Joint Steering Committee	3.2(a)
Losses	11.1

Defined Terms	Section
Manufacturing Technology Transfer Agreement	7.1(b)
NDA	1.55
New Studies	2.1(a)
Party	Preamble
Pharmacovigilance Agreement	5.8
Product Materials	4.6
Remedial Action	5.9
ROFN	6.6
ROFN Exercise Period	6.6
ROFN Exercise Notice	6.6
ROFN Negotiation Period	6.6
ROFN Offer Notice	6.6
RON	2.5(b)
RON Exercise Period	2.5(b)
RON Exercise Notice	2.5(b)
RON Negotiation Period	2.5(b)
RON Offer Notice	2.5(b)
Royalty Term	8.6(b)
SEC	12.3(c)
Stanford	1.76
Step-In Rights	9.2(d)
Term	13.1
VAT	8.11(c)
Working Group	3.5

Article 2
License

2.1License to 3D Medicines.

(a)License Grant.  Subject to the terms and conditions of this Agreement, Aravive hereby grants 3D Medicines an exclusive (even as to Aravive except as provided in Section 2.1(b) below) license, with the right to sublicense (solely as provided in Section 2.1(c)), under the Aravive Technology, to Develop, Manufacture and have Manufactured (solely in accordance with Section 7.2), distribute, market, promote, sell, have sold, offer for sale, import, label, package and otherwise Commercialize Licensed Products in the Field in the 3D Medicines Territory. For clarity, no rights shall be granted to 3D Medicines under this Section 2.1(a), with respect to the Development, Manufacture or Commercialization of any product containing the Licensed Compound together with one or more Drug Substances other than the Licensed Compound or use in combination with one or more Drug Substances other than the Licensed Compound. As consideration for the foregoing license and access to and transfers of know-how under this Agreement, 3D Medicines will make certain payments to Aravive as set out in, and subject to the terms and conditions of, Article 8.

If 3D Medicines desires to conduct additional Development activities with respect to the Licensed Product or the Licensed Compound for use or potential use or benefit in the 3D Medicines Territory in the Field beyond what is so provided in the Development Plan (such as additional clinical studies in support of label expansion into new indications in the Field, additional studies in support of new formulations of the Licensed Compound, and the like, in all cases (“New Studies”)), then 3D Medicines shall provide Aravive with a written detailed plan and budget for such New Studies (a “Development Proposal”).  Within [***] of receipt of any such Development Proposal, the JSC shall meet to review the Development Proposal and permit Aravive the opportunity to ask questions and request additional information from 3D Medicines related to the New Studies and associated plan and budget, including whether Data generated under such New Studies are reasonably likely to have a material and adverse effect on the Development or Commercialization of the Licensed Compound or Licensed Product in the Aravive Territory.  For clarity, such Development Proposal shall be subject to approval of the JSC in accordance with Section 3.2.

(b)Aravive Retained Rights.  Notwithstanding the exclusive rights granted to 3D Medicines in Section 2.1(a), Aravive and its Affiliates shall retain the following:

(i)the right to practice the Aravive Technology within the scope of the license granted to 3D Medicines under Section 2.1(a) in order to perform, or have performed by a Third Party contractor, Aravive’s obligations under this Agreement;

(ii)the right to Manufacture or have Manufactured Licensed Products anywhere in the world for sale and use in the Aravive Territory; and

(iii)the right to practice and license the Aravive Technology outside the scope of the license granted to 3D Medicines under Section 2.1(a).

(c)Sublicense Rights.  3D Medicines shall not have the right to grant sublicenses of the license granted in Section 2.1(a) without Aravive’s express prior written consent, except that 3D Medicines may grant such sublicense without Aravive’s consent to its Affiliates. Upon receiving approval from Aravive for the grant of a sublicense to a Third Party, 3D Medicines shall, within [***] after granting any such sublicense, notify Aravive of the grant of such sublicense and provide Aravive with a true and complete copy of the sublicense agreement (which may have financial information and other confidential information redacted, provided that such redacted information is not reasonably necessary for Aravive to assess compliance of the sublicense agreement with this Section 2.1(c)) (each, a “3D Medicines Sublicense Agreement”).  Each 3D Medicines Sublicense Agreement shall be consistent with the terms and conditions of this Agreement, and 3D Medicines shall be solely responsible for all of its Sublicensees’ activities and any and all failures by its Sublicensees to comply with the applicable terms of this Agreement.

Without limiting the foregoing, each 3D Medicines Sublicense Agreement shall include the following additional terms and conditions:

(i)the Sublicensee shall be bound by non-use and non-disclosure obligations no less stringent than those set forth in this Agreement;

(ii)the Sublicensee shall be bound by the obligations under this Agreement, including the obligations under Sections 2.3 and 2.7, as well as the obligations under the Upstream Agreement;

(iii)the Sublicensee shall not have any right to grant further sublicenses to the Aravive Technology (excluding sublicenses to Third Party contractors, including distributors and wholesalers);

(iv)the Sublicensee shall not have any right to prosecute or maintain or enforce any Aravive Licensed Patents; and

(v)the Sublicensee shall assign or license to 3D Medicines all Data and Inventions generated by such Sublicensee, and shall grant 3D Medicines all of the rights necessary for 3D Medicines to fulfill its obligations under Sections 9.1(a) and 9.1(c).

2.2Aravive Partner.  Aravive has the right, in its sole discretion, to enter into one or more agreements with Third Parties and grant such Third Parties the right to Develop, Manufacture and/or Commercialize Licensed Products in one or more countries in the Aravive Territory (each such Third Party, a “Aravive Partner”); provided that (a) Aravive shall remain solely responsible for any Aravive Partner’s activities, (b) the grant of such rights to such Aravive Partner shall not affect Aravive’s obligations under the Agreement, and (c) the Aravive Partner shall be required to promptly provide to Aravive any Product Materials generated by or on behalf of such Aravive Partner, and such Aravive Partner shall consent in writing to the provision of such Product Materials by Aravive to 3D Medicines as set forth in Section 4.6. So long as such Aravive Partner(s) is not actively, directly or indirectly, either by itself or with or through any of its Affiliates, or with, through or in collaboration with a Third Party, whether through license, assignment, joint venture or otherwise, developing, manufacturing or commercializing a Competing Product or any product containing the Licensed Compound in the Field in the 3D Medicines Territory, (i) Aravive shall have the right (but not the obligation) to fulfill any of its obligations under this Agreement through Aravive Partner(s), including Aravive’s obligations under Article 3, provided that Aravive shall remain responsible for any obligations hereunder and shall be responsible for the performance of such Aravive Partner(s), and (ii) Aravive shall have the right to disclose to Aravive Partner(s) all Information solely regarding Licensed Products, including all Regulatory Materials relating thereto, disclosed by 3D Medicines to Aravive under this Agreement, for use by Aravive Partner(s) in their Development, Manufacture and Commercialization of Licensed Products in the Aravive Territory; provided, however, that (A) all such Information disclosed to Aravive Partner(s) by Aravive shall be deemed the Confidential Information of 3D Medicines, and (B) any Aravive Partner(s) that receive such Information shall be obligated to abide by restrictions on disclosure and use substantially similar to the provisions set forth in Section 12.1.

2.3Negative Covenant.  3D Medicines covenants that it will not, and will not permit any of its Affiliates or Sublicensees to, use or practice any Aravive Technology outside the scope of the license granted to it under Section 2.1(a).

2.4No Implied Licenses.  Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party.

2.5Exclusivity.

(a)Exclusivity Covenant of 3D Medicines. During the Term, neither Party shall, directly or indirectly, either by itself or with or through any of its Affiliates or any Third Party (including via any arrangement or series of arranges with a Third Party), Develop, Manufacture or Commercialize any Competing Product in the Field in the 3D Medicines Territory.

(b)3D Medicines’ Right of Negotiation.  If, at any time during the Term, Aravive desires to pursue any Aravive Additional Product Opportunity in the 3D Medicines Territory (i) by itself or with or through any of its Affiliates, or (ii) with, through or in collaboration with a Third Party, whether through license, assignment, joint venture or otherwise, Aravive shall promptly provide 3D Medicines with written notice of its desire with respect to such Aravive Additional Product Opportunity, together with any data generated by, or on behalf of, Aravive with respect to such Aravive Additional Product Opportunity as would be reasonably useful for 3D Medicines to determine its interest in such Aravive Additional Product Opportunity (the “RON Offer Notice”).  Within [***] following 3D Medicines’ receipt of such RON Offer Notice (the “RON Exercise Period”), 3D Medicines may exercise its RON by providing Aravive with written notice of its intent thereto (the “RON Exercise Notice”). Upon Aravive’s receipt of such RON Exercise Notice, 3D Medicines shall have the right to exclusively negotiate in good faith with Aravive for a period of [***] from date of the RON Exercise Notice (the “RON Negotiation Period”) the terms of a license for such Aravive Additional Product Opportunity in the 3D Medicines Territory. If (A) 3D Medicines does not provide Aravive with a RON Exercise Notice within the RON Exercise Period, or if (B) 3D Medicines provides Aravive with a RON Exercise Notice within the RON Exercise Period but the Parties fail to reach a definitive agreement on the terms of a license with respect to such Aravive Additional Product Opportunity during the RON Negotiation Period, the RON will expire and 3D Medicines shall have no further rights with respect to such Aravive Additional Product Opportunity; provided that, Aravive shall not be permitted to pursue such Aravive Additional Product Opportunity in the Field in the 3D Medicines Territory without 3D Medicines’ prior written consent (which may be withheld in its sole discretion), either by itself or with or through any of its Affiliates, or with, through or in collaboration with a Third Party, whether through license, assignment, joint venture or otherwise. For clarity, except for any RON that has expired pursuant to the terms and conditions above, 3D Medicines shall retain its RON with respect to any other Aravive Additional Product Opportunity in the 3D Medicines Territory.

2.6Transfer of Aravive Licensed Know-How. Aravive shall provide 3D Medicines with complete and accurate copies of the Aravive Licensed Know-How to the extent expressly provided for in Exhibit C and in accordance with the timeline specified therein.  The JSC shall establish a reasonable process and schedule for the transfer of additional Aravive Licensed Know-

How as required for the filing of an MAA in the 3D Medicines Territory and any other Aravive Licensed Know-How that subsequently comes into existence and becomes Controlled by Aravive or its Affiliates during the Term.  Aravive shall reasonably cooperate with 3D Medicines in providing 3D Medicines with copies of such Aravive Licensed Know-How in accordance with the process and schedule agreed upon through the JSC; provided that Aravive shall not be obligated to share with or transfer to 3D Medicines under this Section 2.6 any CMC Information (which, for clarity, will be transferred under Sections 7.1 and 7.2).

2.7Upstream Agreement.  In addition to any covenants made by 3D Medicines elsewhere in this Agreement or as otherwise provided for in this Agreement, 3D Medicines hereby covenants to Aravive and agrees as follows:

(a)This Agreement is subject to the Upstream Agreement;

(b)3D Medicines shall not grant a sublicense of any rights under the Upstream Agreement to any Third Party that compromises the rights of Stanford;

(c)3D Medicines shall not be permitted to pay any royalties payable under this Agreement to an escrow account;

(d)The provisions of Articles 8, 9, and 10 of the Upstream Agreement are expressly included in this Agreement for the benefit of Stanford;

(e)Upon any termination of this Agreement, all obligations under this Agreement of 3D Medicines to Aravive shall transfer to Stanford or its designee (in which event all licenses and rights under the Upstream Patents and Upstream Technology shall survive); and

(f)In the event 3D Medicines brings an action seeking to invalidate any Upstream Patent:

(i)3D Medicines will double the amount of all payments payable under this Agreement to Aravive during the pendency of such action.  Moreover, should the outcome of such action determine that any claim of an Upstream Patent challenged by 3D Medicines is both valid and infringed by a Licensed Product, 3D Medicines will triple the amount of all payments payable under this Agreement to Aravive;

(ii)3D Medicines will have no right to recoup any royalties paid before or during the period of such challenge;

(iii)any dispute regarding the validity of any Upstream Patent shall be litigated in the courts located in Santa Clara County, California and 3D Medicines shall not challenge personal jurisdiction in that forum;

(iv)3D Medicines shall not pay royalties into any escrow or other similar account; and

(v)3D Medicines will provide written notice to Stanford at least [***] prior to bringing an action seeking to invalidate an Upstream Patent. 3D Medicines will include with such written notice an identification of all prior art it believes invalidates any claim of the Upstream Patent.

Article 3
Governance

3.1Alliance Managers.  Within [***] after the Effective Date, each Party shall appoint and notify the other Party of the identity of a representative having the appropriate qualifications, including a general understanding of pharmaceutical development, manufacturing, and commercialization issues, to act as its alliance manager under this Agreement (the “Alliance Manager”).  The Alliance Managers shall serve as the primary contact points between the Parties for the purpose of providing each Party with information on the progress and results of 3D Medicines’ Development, Manufacturing, and Commercialization of Licensed Products.  The Alliance Managers shall also be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties with respect to Licensed Products.  Each Party may replace its Alliance Manager at any time upon written notice to the other Party.

3.2Joint Steering Committees.

(a)Formation; Purpose.  Within [***] after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) for the overall coordination and oversight of the Parties’ activities under this Agreement.  The role of the JSC shall be:

(i)to review, discuss and coordinate the overall strategy for the Development, Manufacturing, and Commercialization of Licensed Products in the Field in the 3D Medicines Territory, including related regulatory activities;

(ii)to review, discuss and approve any proposed amendments or revisions to the Development Plan, including the First Supplemental Development Plan and those with respect to clinical Development activities set forth in Section 4.3(b);

(iii)to review and discuss (but not approve (except as otherwise expressly provided for in Section 3.2(d))) the Commercialization Plan and any proposed amendments or revisions to such plan, and review and discuss (but not approve (except as otherwise expressly provided for in Section 3.2(d))) the Commercialization of Licensed Products in the Field in the 3D Medicines Territory (including any pricing strategy with respect to Licensed Products);

(iv)to coordinate the Commercialization of Licensed Products in the 3D Medicines Territory and Aravive Territory to ensure consistent global marketing of Licensed Products in the Field (provided, that 3D Medicines will have responsibility, subject to the oversite of the JSC, for determining and establishing the price of a Licensed Product for each Region in the 3D Medicines Territory; provided that, to the extent permitted under Applicable Law, pricing shall optimize the economic value of a Licensed Product in such Region and be consistent with the global commercialization strategy and global brand plan for the Licensed Product. For clarity, Aravive will have sole authority for determining and establishing the price of Licensed Products in the Aravive Territory); and

(v)to perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as determined by the Parties in writing.

(b)Members. The JSC shall be comprised of an equal number of representatives from each Party.  Each Party’s representatives shall be an officer or employee of such Party or its Affiliate having sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities.  Each Party shall initially appoint three (3) representatives to the JSC.  The JSC may change its size from time to time by unanimous consent of its representatives, and each Party may replace its representatives at any time upon written notice to the other Party.  Each Party shall appoint one (1) of its representatives on the JSC to act as the co-chairperson.  The role of the co-chairpersons shall be to convene and preside at the JSC meetings and to ensure the circulation of meeting agendas at least five (5) Business Days in advance of JSC meetings and the preparation of meeting minutes and any pre-read materials in accordance with Section 3.2(c), but the co-chairpersons shall have no additional powers or rights beyond those held by other JSC representatives.  Employees or consultants of either Party that are not representatives of the Parties on the JSC may attend meetings of the JSC, provided that such attendees shall not vote or otherwise participate in the decision-making process of the JSC and are subject to obligations of confidentiality substantially similar to the provisions set forth in Section 12.1.

(c)Meetings.  The JSC shall meet at least once per Calendar Quarter during the Term, unless the Parties mutually agree in writing to a different frequency for such meetings.  Either Party may also call a special JSC meeting (by videoconference or teleconference) by at least five (5) Business Days prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, and such Party shall provide the JSC no later than five (5) Business Days prior to the special meeting with materials reasonably adequate to enable an informed decision.  The JSC may meet in person, by videoconference or by teleconference.  All JSC meetings shall be conducted in English, and all communications, reports and records by and between the Parties under this Agreement shall be in English.  The co-chairpersons shall alternate responsibility for preparing reasonably detailed written minutes of the JSC meetings that reflect, without limitation, all material decisions made at such meetings.  The co-chairpersons (or their designees) shall send draft meeting minutes to each representative of the JSC for review and approval within five (5) Business Days after the JSC meeting.  Such minutes shall be deemed approved unless one or more JSC representatives object to the accuracy of such minutes within five (5) Business Days of receipt.

(d)Decision Making.  The JSC shall strive to seek consensus in its actions and decision making process and all decisions by the JSC shall be made by consensus, with each Party having collectively one (1) vote in all decisions.  If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the representatives of the Parties cannot reach an agreement as to such matter (to the extent that such matter requires the agreement of the Parties hereunder) within [***] after such matter was brought to the JSC for resolution or after such matter has been referred to the JSC, then, [***] shall have the final decision making authority with respect to such matter within the JSC’s authority; provided, however, that if (i) such decision relates to (a) [***], (b) [***], (c) [***], or (d) [***].  For clarity, [***] under clause (a), (b) or (c) above to the extent such decision is reached in response to [***] in the 3D Medicines Territory.

3.3Limitation of JSC Authority.  The JSC shall only have the powers expressly assigned to it in this Article 3 and elsewhere in this Agreement and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive or determine either Party’s compliance with the terms and conditions of under this Agreement; or (c) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement.

3.4Discontinuation of the JSC.  The activities to be performed by the JSC shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services.  The JSC shall continue to exist until the first to occur of: (a) the Parties mutually agree to disband the JSC; or (b) Aravive provides [***] prior written notice to 3D Medicines of its intention to disband and no longer participate in the JSC.  Thereafter, the JSC shall have no further obligations under this Agreement and each Party shall designate a contact person for the exchange of information relevant to activities that would have been performed by the JSC under this Agreement and decisions of the JSC shall be decisions as between the Parties, subject to the other terms and conditions of this Agreement.

3.5Working Groups.  From time to time, the JSC may establish and delegate duties of the JSC to sub-committees or directed teams (each, a “Working Group”) on an “as-needed” basis to oversee particular projects or activities; provided that in any case neither Party shall be required by the Working Group to assume any responsibility, financial or otherwise, beyond those agreed to in writing by such Party, in particular pursuant to each Party’s respective obligations under this Agreement. Each such Working Group shall be constituted and shall operate as the JSC determines; provided that each Working Group shall have equal representation from each Party, unless otherwise mutually agreed.  Working Groups may be established on an ad hoc basis for purposes of a specific project or on such other basis as the JSC may determine.  Each Working Group and its activities shall be subject to the oversight, review and approval of, and shall report to, the JSC.  In no event shall the authority of the Working Group exceed that of the JSC.  All decisions of a Working Group shall be by consensus.  Any disagreement between the members of a Working Group shall be referred to the JSC for resolution.

Article 4
DEVELOPMENT

4.1Overview; Diligence.  Subject to the terms and conditions of this Agreement (including the diligence obligations set forth below), 3D Medicines shall be solely responsible for the Development of Licensed Products in the Field in the 3D Medicines Territory, at its own cost and expense (except as otherwise expressly set forth herein), including (except as set forth in Section 4.6) all non-clinical and clinical studies and collection of CMC Information, as necessary to obtain Regulatory Approval for Licensed Products in any Region in the 3D Medicines Territory.  3D Medicines shall use Commercially Reasonable Efforts to Develop and obtain Regulatory

Approval for Licensed Products in the Field in each Region in the 3D Medicines Territory, provided that 3D Medicines shall not be liable for any delays in any Development activities that are caused by any force majeure event as specified in Section 15.2 or Aravive’s failure to provide to 3D Medicines Product Materials that are necessary for the performance of such Development activities, except to the extent Aravive’s failure to provide such Product Materials is caused by 3D Medicines’ action or inaction. Without limiting the generality of the foregoing, 3D Medicines shall use Commercially Reasonable Efforts to conduct its Development activities under and in accordance with the Development Plan, as well as Manufacturing activities related to such Development, as set forth in the Initial Development Plan.  In addition to the foregoing, 3D Medicines shall: (i) [***], (ii) [***], and (iii)  [***].  For clarity, [***].

4.2Development Plan. Without limiting the generality of the other provisions in this Article 4, an initial, mutually agreed Development Plan is attached hereto as Exhibit D (the “Initial Development Plan”).  Within [***] after the Effective Date, 3D Medicines (in conjunction with assistance from Aravive) will prepare and submit to the JSC a detailed plan containing the strategy, activities, study designs, timeline, study material needs (Drug Substance and drug product) and budget for research and Development of the Licensed Compound and Licensed Products in the Field in the 3D Medicines Territory (the “First Supplemental Development Plan,” and together with the Initial Development Plan and any subsequent updates pursuant to this Section 4.2, the “Development Plan”).  The First Supplemental Development Plan shall include among other things, all material non-clinical and clinical studies, CMC Information collection activities and regulatory activities with respect to the Licensed Compound and Licensed Products to be conducted by or on behalf of 3D Medicines or its Affiliates or their respective Sublicensees in the 3D Medicines Territory.  From time to time during the Term (but at least [***] per Fiscal Year), 3D Medicines shall prepare amendments and updates, as appropriate, to the then-current Development Plan, and shall submit such amendments and updates to the JSC in accordance with Section 4.3. For clarity, if there are no amendments or updates to the then-current Development Plan that are applicable in a Fiscal Year, 3D Medicines’ sole responsibility under this Section 4.2 during such Fiscal Year shall be to inform Aravive that the then-current Development Plan is up to date. 3D Medicines shall be solely responsible for all decisions regarding the day-to-day conduct of Development within the 3D Medicines Territory.

4.3Other Development Activities.

(a)Pre-Clinical Development.  3D Medicines shall have the right to conduct any pre-clinical studies to generate and obtain Data that is reasonably useful for the Development of any Licensed Product in the Field in the 3D Medicines Territory, provided that 3D Medicines shall promptly amend the Development Plan to include such pre-clinical studies and submit such amendment to the JSC for review.

(b)Clinical Development.  If 3D Medicines wishes to conduct any Clinical Trials for the Development of (i) any Licensed Product for any Indication in the Field other than an Indication included in the First Supplemental Development Plan, or (ii) any new dosage strength formulations of Licensed Product, in each case of (i) or (ii) in the Field in the 3D Medicines Territory, 3D Medicines may propose an amendment to the Development Plan to include such Clinical Trials and submit such amendment to the JSC for review and approval.  If and upon receipt of such proposal, the JSC shall promptly (but in any event within [***]) review and decide on whether to approve such proposal.  Upon the JSC’s approval of such amendment, such Clinical Trials shall be included in the amended Development Plan and 3D Medicines may conduct such Clinical Trials at its own cost.  3D Medicines shall ensure that any Clinical Trials conducted in the 3D Medicines Territory, whether by itself or through a subcontractor pursuant to Section 4.7, are conducted only at medical facilities that are qualified and filed with the NMPA or any other applicable Regulatory Authority. For clarity, 3D Medicines shall not conduct any Clinical Trials of the Licensed Product outside of the Field.

(c)Cooperation.  Aravive shall provide such technical assistance and cooperation to 3D Medicines as 3D Medicines may reasonably request, at 3D Medicines’ sole cost and expense, as necessary or reasonably useful for 3D Medicines to Develop or Commercialize Licensed Products in the Field in the 3D Medicines Territory.

4.4Development Records.  3D Medicines shall maintain complete, current and accurate records of all activities (and all Data and other Information resulting from such activities) conducted with respect to Licensed Products by 3D Medicines, its Affiliates and their respective Sublicensees in the 3D Medicines Territory.  Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes.  3D Medicines shall document all non-clinical studies and Clinical Trials for Licensed Products in formal written study records according to applicable Laws, including applicable national and international guidelines such as ICH, GCP and GLP, and shall provide Aravive English translations thereof (to the extent prepared and originated in a language other than English).  Aravive shall have the right to review and copy such records at reasonable times and to obtain access to the original to the extent necessary or useful for regulatory or patent purposes in accordance with this Agreement.

4.5Development Reports.  3D Medicines shall keep Aravive reasonably informed as to the progress and results of 3D Medicines’, its Affiliates’ and their respective Sublicensees’ Development activities (including prompt reporting of available clinical Data).  Without limiting the foregoing, at each regularly scheduled JSC meeting, 3D Medicines shall provide Aravive with a reasonably detailed written report summarizing its Development activities performed since the last JSC meeting and the results thereof, as reasonably sufficient to enable Aravive to determine 3D Medicines’ compliance with its diligence obligations under Section 4.1.  At such JSC meeting, the Parties shall discuss the status, progress and results of 3D Medicines’, its Affiliates’ and their respective Sublicensees’ Development activities.  3D Medicines shall promptly respond to Aravive’s reasonable questions or requests for additional information relating to such Development activities.  In addition, within thirty (30) days after the end of each Fiscal Year, 3D Medicines shall provide Aravive with a detailed written annual report regarding the progress of its Development activities and any results therefrom.

4.6Data Exchange.  In addition to Aravive’s obligation with respect to the transfer of Aravive Licensed Know-How set forth under Section 2.6 and each Party’s adverse event and safety Data reporting obligations pursuant to Section 5.8, but subject to any applicable Laws and the remainder of this Section 4.6, each Party shall, at its sole cost and expense, promptly provide the other Party with copies of any Data and Regulatory Materials related to the Licensed Compound or Licensed Products generated by or on behalf of such Party or its Affiliates or Sublicensees in the performance of Development activities hereunder that would be reasonably necessary for the

Development, Manufacture and Commercialization of Licensed Compound or Licensed Products in the Field in the other Party’s respective territory (the “Product Materials”).  The JSC may establish reasonable policies to effectuate the exchange of additional Product Materials between the Parties.  For clarity, Aravive shall not be obligated under this Section 4.6 to share with 3D Medicines or provide 3D Medicines access to CMC Information or any other Information related to the Manufacture of Licensed Products (which, for clarity, will be transferred under Sections 7.1(b) and 7.2(b)).

4.7Subcontractors. 3D Medicines shall have the right to engage subcontractors to conduct any activities necessary for Development or Manufacturing (subject to the terms of Article 7) of Licensed Products, including but not limited to non-clinical studies, Clinical Trials, CMC activities, and regulatory services for Licensed Products, under this Agreement, provided that such subcontractors (a) are bound by written obligations of confidentiality, non-use and compliance with applicable Laws, including Proper Conduct Practices, consistent with this Agreement and have agreed in writing to assign to or share with 3D Medicines all Data, Information, inventions or other intellectual property generated by such subcontractor in the course of performing such subcontracted work, (b) are capable of producing Data (including non-clinical Data, clinical Data and CMC Information, as applicable) acceptable to the NMPA, the FDA and the EMA (and other applicable Regulatory Authorities in the 3D Medicines Territory, the United States or the European Union), and (c) as applicable, with respect to matters covered by Article 7, meet the specifications and requirements thereunder. 3D Medicines shall remain responsible for any obligations that have been delegated or subcontracted to any subcontractor, and shall be responsible for the performance of its subcontractors.

Article 5
Regulatory Matters

5.1Regulatory Responsibilities.

(a)Subject to the terms and conditions of this Agreement, 3D Medicines will be responsible, at its sole cost and expense, for the conduct of all regulatory activities required to obtain and maintain Regulatory Approval of Licensed Products in the Field in the 3D Medicines Territory, including the preparation and submission of all Regulatory Materials and all communications and interactions with Regulatory Authorities, as necessary to obtain Regulatory Approval for Licensed Products in any Region in the Field in the 3D Medicines Territory.  3D Medicines shall be responsible for filing each CTA in the Field in the 3D Medicines Territory for each Licensed Product. 3D Medicines shall be responsible for filing each MAA in the Field in the 3D Medicines Territory for each Licensed Product in 3D Medicines’ name.  The Development Plan shall include the regulatory strategy for obtaining Regulatory Approval of Licensed Products in the Field in the 3D Medicines Territory.  3D Medicines shall use Commercially Reasonable Efforts to carry out its regulatory obligations for Licensed Products pursuant to such strategy.

(b)Aravive shall provide all reasonable assistance and cooperation to 3D Medicines as 3D Medicines may reasonably request, at 3D Medicines’ sole cost and expense, during the Term of this Agreement, with respect to the satisfaction of its obligations under Section 5.1(a), including (i) in connection with the preparation of Regulatory Materials, (ii) (A) making available competent personnel to attend regulatory meetings or join such meetings by teleconference and (B) providing documentation within Aravive’s possession and control, in each case as requested by Regulatory Authorities at 3D Medicines’ cost, and (iii) providing 3D Medicines with additional Regulatory Materials in the Aravive Territory as requested by Regulatory Authorities in the 3D Medicines Territory within a reasonable timeframe commensurate with the volume of 3D Medicines’ reasonable request.  In the event that Aravive believes that such requests are not reasonable or are otherwise burdensome to Aravive, then such matter shall be promptly submitted to the JSC for review and discussion. Without limiting the foregoing, Aravive shall provide 3D Medicines with modules 2, 3, 4 and 5 of the CTD for any formulation of Licensed Product for which Aravive has prepared a CTD for regulatory filings in the Field in the Aravive Territory, in a manner sufficient for filing in the U.S. within [***] after completion of all such modules 2, 3, 4 and 5 of the CTD.  3D Medicines shall be responsible for publishing and submitting the CTD (including modules 2, 3, 4 and 5) to the Regulatory Authority in the 3D Medicines Territory.  Any such transfer of CMC Information as set forth in this Section 5.1 is conditioned on 3D Medicines establishing appropriate firewalls or equivalent means designed to ensure that such CMC Information is protected from unauthorized disclosure and is used only for legal and regulatory compliance purposes and not for any other purpose.  In furtherance of the foregoing, 3D Medicines shall ensure that any CMC Information provided by or on behalf of Aravive pursuant to this Section 5.1 shall only be disclosed to those identified personnel of 3D Medicines (or a designated agreed Third Party) who (x) have a need to know the same to comply with the above obligations, and (y) have been fully informed of and acknowledge the highly sensitive and proprietary nature of such information and the need to maintain its secrecy and avoid inappropriate usage or disclosure, by using the firewall or equivalent means.  Notwithstanding anything to the contrary herein, Aravive’s obligations under this Section 5.1(b), including to provide 3D Medicines with modules 2, 3, 4 and 5 of the CTD and such other information or assistance specified in this Section 5.1(b), shall apply solely to the extent Aravive is Manufacturing and supplying 3D Medicines with Licensed Products.

5.2Regulatory Information Sharing.  Subject to applicable Laws, 3D Medicines shall (a) provide Aravive with the English translations (to the extent originated by 3D Medicines in Chinese), along with the original documents (in the electronic format in which it has been prepared by 3D Medicines) of draft package inserts, CTA and CTD, for Aravive’s review and comment, in connection with obtaining or maintaining any MAA approval for Licensed Products in the Field in the 3D Medicines Territory, at least [***] prior to the submission of such documents to the Regulatory Authority in the 3D Medicines Territory; and (b) shall keep Aravive informed of any material verbal or written communication or question relating to Licensed Products received by 3D Medicines from the Regulatory Authority in the 3D Medicines Territory.  Except as required by applicable Laws, 3D Medicines, its Affiliates and Sublicensees shall not submit any Regulatory Materials to, or communicate with, any Regulatory Authority in the Aravive Territory regarding any Licensed Products.  If such submission or communication is required by applicable Laws, 3D Medicines shall, if legally permitted, promptly notify Aravive in writing of such requirement and the content of such submission or communication.

5.3Meetings with Regulatory Authorities.  3D Medicines shall lead all interactions with Regulatory Authorities in the 3D Medicines Territory with respect to Licensed Products for use in the Field.  3D Medicines shall keep Aravive reasonably informed of any material regulatory developments related to Licensed Products in the Field in the 3D Medicines Territory.  At each regularly scheduled JSC meeting, 3D Medicines shall provide Aravive with a list and schedule of any in-person meeting or teleconference with the applicable Regulatory Authorities (or related advisory committees) in the 3D Medicines Territory planned for the next Calendar Quarter that relates to any Licensed Product in the Field.  In addition, 3D Medicines shall notify Aravive as soon as reasonably possible (but in no event later than [***] if possible) after 3D Medicines becomes aware of any additional such meetings or teleconferences that become scheduled for such Calendar Quarter.  Aravive shall provide all assistance and documentation reasonably requested by 3D Medicines to prepare for any such meeting or teleconference, including making available competent personnel to attend any such meeting or teleconference at 3D Medicines’ reasonable request (subject to reimbursement by 3D Medicines of Aravive’s costs and expenses with respect thereto).  To the extent permitted by applicable Laws and by the Regulatory Authorities (as reasonably determined by 3D Medicines), Aravive shall have the right to participate (whether directly or through a representative) in all such meetings and teleconferences, at Aravive’s cost.

5.4Regulatory Costs.  Unless otherwise provided in this Agreement, 3D Medicines shall be responsible for the costs and expenses incurred in connection with the preparation and filing of any and all Regulatory Materials and the maintenance of any and all Regulatory Approvals (including MAA approvals) for Licensed Products in the Field in the 3D Medicines Territory.

5.5Right of Reference to Regulatory Materials.  Each Party hereby grants to the other Party (and, in the case of 3D Medicines to Aravive Partners) the right of reference to all Regulatory Materials pertaining to Licensed Products submitted by or on behalf of such Party.  The receiving Party may use such right of reference solely for the purpose of seeking, obtaining and maintaining Regulatory Approval of Licensed Products in its respective territory.  Each Party shall support the other Party, as reasonably requested by such other Party and at such other Party’s expense, in obtaining Regulatory Approvals in such other Party’s territory, including providing necessary documents or other materials required by applicable Laws to obtain Regulatory Approval in such territory, all in accordance with the terms and conditions of this Agreement.

5.6No Harmful Actions.  If either Party believes that the other Party is taking or intends to take any action with respect to any Licensed Product that could reasonably be expected to have an Adverse Risk, whether in the Aravive Territory or in the 3D Medicines Territory, such Party may bring the matter to the attention of the JSC and the Parties shall discuss in good faith to promptly resolve such concern.

5.7Notification of Threatened Action.  Each Party shall immediately (but in any event no later than [***]) notify the other Party (including by providing notice to the other Party’s Alliance Manager) of any information it receives regarding any threatened or pending action, inspection or communication by or from any Third Party, including without limitation a Regulatory Authority, which may affect the Development, Manufacture, Commercialization or regulatory status of any Licensed Product.  Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

5.8Adverse Event Reporting and Safety Data Exchange.  No later than [***] before the Initiation of a Clinical Trial with respect to the Development of any Licensed Product in the 3D Medicines Territory, the Parties shall define and finalize the actions that the Parties shall employ with respect to such Licensed Product to protect patients and promote their well-being in a written pharmacovigilance agreement (the “Pharmacovigilance Agreement”) for the Development of the Licensed Product globally.  Further, no later than [***] before the anticipated launch date of any Licensed Product in the 3D Medicines Territory, the Parties shall enter into a separate Pharmacovigilance Agreement for the Commercialization of the Licensed Product. Each of the Pharmacovigilance Agreements shall include mutually acceptable guidelines and procedures for the receipt, investigation, recording, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of the Licensed Product, and other routine pharmacovigilance reporting requirements.  Such guidelines and procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under applicable Laws.  Furthermore, such agreed procedure shall be consistent with relevant ICH guidelines, except where said guidelines may conflict with existing local regulatory reporting requirements, in which case the local reporting requirements shall prevail.  The Pharmacovigilance Agreement shall provide for an adverse event database for the Licensed Products in the Field in the 3D Medicines Territory to be maintained by 3D Medicines at 3D Medicines’ expense, and a global safety database for the Licensed Products to be maintained by Aravive at Aravive’s expense.  As between the Parties, 3D Medicines shall be responsible for preparing all adverse event reports and responses to safety issues and requests of Regulatory Authorities relating to Licensed Products in the Field in the 3D Medicines Territory, and 3D Medicines shall be responsible for filing such reports and responses with Regulatory Authorities in the 3D Medicines Territory.  As between the Parties, 3D Medicines shall also be responsible for reporting any quality complaints, adverse events and safety data related to Licensed Products in the Field in the 3D Medicines Territory to Aravive for inclusion in the global safety database. Each Party hereby agrees to comply with its respective obligations under such Pharmacovigilance Agreement and to cause its Affiliates and permitted Sublicensees to comply with such obligations.

5.9Remedial Actions.  Each Party will notify the other Party immediately (but in any event no later than [***]), and promptly confirm such notice in writing, if it obtains information indicating that any Licensed Product may be subject to any recall, corrective action or other regulatory action taken by virtue of applicable Laws (a “Remedial Action”).  The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action.  3D Medicines shall, and shall ensure that its Affiliates and Sublicensees will, maintain adequate records to permit the Parties to trace the packaging, labeling, distribution, sale and use (to the extent possible) of the Licensed Product in the 3D Medicines Territory.  3D Medicines shall have sole discretion with respect to any matters relating to any Remedial Action in the 3D Medicines Territory, including the decision to commence such Remedial Action and the control over such Remedial Action in its territory, at its cost and expense[***].

Article 6
Commercialization

6.1Overview; Diligence.  Subject to the terms and conditions of this Agreement (including the diligence obligations set forth below), 3D Medicines shall have the sole right and responsibility for and have operational control over all aspects of the Commercialization of Licensed Products in the Field in the 3D Medicines Territory, including:  (a) developing and executing a commercial launch and pre-launch plan, (b) negotiating with applicable Governmental Authorities regarding the price and reimbursement status of Licensed Products; (c) marketing, advertising and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f) providing customer support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures to applicable Laws relating to the marketing, detailing and promotion of Licensed Products in the Field in the 3D Medicines Territory.  3D Medicines shall bear all of the costs and expenses incurred in connection with such Commercialization activities.  3D Medicines shall use Commercially Reasonable Efforts to Commercialize the Licensed Products in the 3D Medicines Territory and to actively market and sell the Licensed Products in the 3D Medicines Territory and to expand annual Net Sales of the Licensed Products in the 3D Medicines Territory.  Without limiting the generality of the foregoing, 3D Medicines shall use Commercially Reasonable Efforts to conduct its Commercialization activities under and in accordance with the Commercialization Plan.

6.2Commercialization Plan.

(a)General.  3D Medicines shall Commercialize Licensed Products in the Field in the 3D Medicines Territory pursuant to a commercialization plan (the “Commercialization Plan”).  The Commercialization Plan shall include (i) a detailed description of all key strategic decisions (including messaging, branding, marketing, advertising, sales force positioning, number of representatives and details, pricing strategy, etc.), implementation tactics and pre-launch and post-launch activities; (ii) a reasonably detailed description and timeline of 3D Medicines’, its Affiliates’ and their respective Sublicensees’ Commercialization activities for Licensed Products in the 3D Medicines Territory for the next Fiscal Year, including medical marketing activities, sales forecasts and projections, pricing, reimbursement, market research, sales training, distribution channels, customer service and sales force matters related to the launch and sale of Licensed Products in the 3D Medicines Territory, and (iii) a strategic plan for Commercialization of Licensed Products in the 3D Medicines Territory for the following two (2) Fiscal Years.  In the event that 3D Medicines’ Commercialization Plan requires the use of Aravive internal resources to conduct additional activities, the extent of such need shall be clearly specified in the Commercialization Plan and will require the prior written approval of Aravive.

(b)Initial Plan and Amendments.  Within a reasonable time (but no less than [***]) prior to the anticipated Regulatory Approval of each Licensed Product in the 3D Medicines Territory, 3D Medicines shall prepare and present to the JSC an initial Commercialization Plan for review and discussion (but not approval) by the JSC.  From time to time (but at least on an annual basis) during the Term, 3D Medicines shall prepare updates and amendments, as appropriate, to the then-current Commercialization Plan, and shall submit all updates and amendments to the Commercialization Plan to the JSC for review and discussion (but not approval).  Notwithstanding anything to the contrary contained in this Agreement, the Commercialization Plan, and any updates and amendments thereto, shall not require the approval of the JSC or Aravive.

6.3Data Exchange.  3D Medicines shall keep Aravive reasonably informed of 3D Medicines’, its Affiliates’ and their respective Sublicensees’ Commercialization activities with respect to the Licensed Products in the Field in the 3D Medicines Territory.  Aravive shall provide to 3D Medicines, upon 3D Medicines’ request, and no more than once each Calendar Quarter, at Aravive’s cost, copies of any materials prepared by or on behalf of Aravive that are necessary or reasonably useful in connection with 3D Medicines’ Commercialization of Licensed Products in the Field in the 3D Medicines Territory (including relevant training materials, global brand and global market research, in each case, with respect to Licensed Products), and, to the extent elected by 3D Medicines, 3D Medicines shall have the right to use such materials in connection with the Commercialization of Licensed Products in the Field in the 3D Medicines Territory in accordance with the Agreement.

6.4No Diversion.  Each Party hereby covenants and agrees that it shall not, and shall ensure that its Affiliates and Sublicensees (in the case of 3D Medicines) or licensees, including Aravive Partners (in the case of Aravive) will not, directly or indirectly, promote, market, distribute, import, sell or have sold the Licensed Products, including via internet or mail order, in the other Party’s territory.  With respect to any country in the other Party’s territory, a Party shall not, and shall ensure that its Affiliates and their respective Sublicensees (in the case of 3D Medicines) or licensees, including Aravive Partners (in the case of Aravive) will not: (a) establish or maintain any branch, warehouse or distribution facility for Licensed Products in such countries for distribution of Licensed Products in such countries, (b) knowingly engage in any advertising or promotional activities relating to Licensed Products that are directed primarily to customers or other purchaser or users of Licensed Products located in such countries, (c) actively solicit orders for Licensed Products from any prospective purchaser located in such countries, or (d) knowingly sell or distribute Licensed Products to any person in such Party’s territory who intends to sell or has in the past sold Licensed Products in such countries.  If either Party receives any order for any Licensed Product from a prospective purchaser reasonably believed to be located in a country in the other Party’s territory, such Party shall promptly refer that order to the other Party and such Party shall not accept any such orders.  Each Party shall not deliver or tender (or cause to be delivered or tendered) Licensed Products into a country in the other Party’s territory.  Each Party shall not, and shall ensure that its Affiliates and their respective Sublicensees (in the case of 3D Medicines) or licensees, including Aravive Partners (in the case of Aravive) will not, knowingly restrict or impede in any manner the other Party’s exercise of its retained exclusive rights in the other Party’s territory.

6.5Field Restrictions.  3D Medicines hereby covenants that it shall not, and shall cause its Affiliates and Sublicensees not to, promote or encourage the use of Licensed Products in the 3D Medicines Territory for any use outside the Field.  Aravive hereby covenants that it shall cause other licensees to whom Aravive has granted a license to Develop, Manufacture and have Manufactured, distribute, market, promote, sell, have sold, offer for sale, import, label, package and otherwise Commercialize any licensed products in any fields other than the Field hereunder in the 3D Medicines Territory, not to promote or encourage the use of licensed products in the 3D Medicines Territory for any use in the Field.

6.63D Medicines’ Right of First Negotiation.  Aravive hereby grants to 3D Medicines a right of first negotiation (the “ROFN”) with respect to development or commercialization of any Licensed Products in the 3D Medicines Territory for use outside the Field (an “Aravive Licensed Product Opportunity”) as described in this Section 6.6.  If, at any time during the Term, Aravive desires to pursue any Aravive Licensed Product Opportunity in the 3D Medicines Territory (i) by itself or with or through any of its Affiliates, or (ii) with, through or in collaboration with a Third Party, whether through license, assignment, joint venture or otherwise, Aravive shall promptly provide 3D Medicines with written notice of its desire with respect to such Aravive Licensed Product Opportunity, together with any data generated by, or on behalf of, Aravive with respect to such Aravive Licensed Product Opportunity as would be reasonably useful for 3D Medicines to determine its interest in such Aravive Licensed Product Opportunity (the “ROFN Offer Notice”).  Within [***] following 3D Medicines’ receipt of such ROFN Offer Notice (the “ROFN Exercise Period”), 3D Medicines may exercise its ROFN by providing Aravive with written notice of its intent thereto (the “ROFN Exercise Notice”). Upon Aravive’s receipt of such ROFN Exercise Notice, 3D Medicines shall have the right to exclusively negotiate in good faith with Aravive for a period of [***] from date of the ROFN Exercise Notice (the “ROFN Negotiation Period”) the terms of a license for such Aravive Licensed Product Opportunity in the 3D Medicines Territory. If (A) 3D Medicines does not provide Aravive with a ROFN Exercise Notice within the ROFN Exercise Period, or if (B) 3D Medicines provides Aravive with a ROFN Exercise Notice within the ROFN Exercise Period but the Parties fail to reach a definitive agreement on the terms of a license with respect to such Aravive Licensed Product Opportunity during the ROFN Negotiation Period, the ROFN will expire and 3D Medicines shall have no further rights with respect to such Aravive Licensed Product Opportunity; provided that, in the case of clause (B) above, for a period of [***] following such ROFN expiration, Aravive shall not enter into a definitive agreement with a Third Party with respect to such Aravive Licensed Product Opportunity on terms that are more favorable to such Third Party than those offered to 3D Medicines during such ROFN Negotiation Period. For clarity, except for any ROFN that has expired pursuant to the terms and conditions above, 3D Medicines shall retain its ROFN with respect to any other Aravive Licensed Product Opportunity in the 3D Medicines Territory.

Article 7
MANUFACTURE AND SUPPLY

7.1Clinical Supply.

(a)Clinical Drug Substance and Drug Product Supply. Aravive will supply 3D Medicines’ clinical requirements of the applicable Drug Substance and drug product for clinical use in the 3D Medicines Territory, at Aravive’s Manufacturing Cost plus a [***], under a separate agreement (“Clinical Supply Agreement”) to be entered into between the Parties within [***] following the Effective Date. The Clinical Supply Agreement shall contain commercially reasonable terms as may be agreed upon in good faith by the Parties. All clinical product shall be delivered [***] (INCOTERMS 2020) [***].

(b)Manufacturing Technology Transfer. Within [***] after the written request of 3D Medicines, the Parties shall negotiate in good faith and enter into a manufacturing technology transfer agreement for Drug Substance and drug product (the “Manufacturing Technology Transfer Agreement”). Under such Manufacturing Technology Transfer Agreement, Aravive shall transfer or have transferred to 3D Medicines such documents and information, and provide such technical assistance and support, necessary or reasonably useful for 3D Medicines to Manufacture, or have Manufactured by a Third Party contractor engaged by 3D Medicines that is reasonably acceptable to Aravive, the applicable Drug Substance and drug product, to the extent Controlled by Aravive as of such date; provided that (A) 3D Medicines shall notify Aravive of any such Third Party contractor and only engage with such Third Party contractor after receiving the prior written consent of Aravive, not to be unreasonably withheld, conditioned or delayed, (B) such Third Party contractor shall be bound by written obligations of confidentiality, non-use and compliance with applicable Laws (including Proper Conduct Practices, GMP and any regulations required by the NMPA, the FDA and the EMA), consistent with this Agreement and have agreed in writing to assign to or share with 3D Medicines all Data, Information, inventions or other intellectual property generated by such subcontractor in the course of performing such subcontracted work, and (C) upon reasonable prior written notice given by Aravive to 3D Medicines, 3D Medicines shall cause such Third Party contractor to (x) provide a sample of each of the first ten (10) batches of the applicable Drug Substance, promptly following the Manufacture thereof, to Aravive for testing purposes, and (y) permit Aravive or its representatives to audit, during such Third Party contractor’s normal business hours and without additional charge, the performance of Manufacturing activities hereunder, the facilities used and relevant processes, systems, books, documents and records, in order to determine 3D Medicines’ compliance with this Agreement. 3D Medicines shall pay any reasonable internal (to the extent budgeted in the Manufacturing Technology Transfer Agreement) and external costs incurred by Aravive in connection with providing such information or assistance pursuant to this Section 7.1(b). Regardless of the manufacturing technology transfer contemplated under this Section 7.1(b), 3D Medicines covenants that, prior to the fourth (4th) anniversary of the Effective Date, [***].

7.2Commercial Supply.

(a)Commercial Drug Substance and Drug Product Supply. Aravive shall not be responsible for supplying Drug Substance or drug product to 3D Medicines for commercial use.  Aravive shall permit 3D Medicines to negotiate and enter into with Aravive’s Third Party supplier of the applicable Drug Substance and drug product a separate agreement for the commercial supply of such Drug Substance and drug product for use in the 3D Medicines Territory, and Aravive shall use Commercially Reasonable Efforts to facilitate the negotiations of such agreement.

(b)Manufacturing Technology Transfer. In the event that 3D Medicines has not already entered into a separate supply agreement with Aravive’s Third Party supplier of the applicable Drug Substance and drug product for the commercial supply of such Drug Substance or drug product or requested a technology transfer in accordance with Section 7.1(b), then, upon either Party’s request, the Parties shall enter into a manufacturing technology transfer agreement for the applicable Drug Substance and drug product in the manner set forth in Section 7.1(b). 3D Medicines shall pay Aravive’s reasonable internal (to the extent budgeted in the Manufacturing Technology Transfer Agreement) and external costs incurred in connection with providing such information or assistance pursuant to this Section 7.2(b).

7.3Distribution.  3D Medicines will be solely responsible for the distribution of Licensed Products in the Field in the 3D Medicines Territory.

7.4Brand Security and Anti-Counterfeiting.  The Parties will establish contacts for communication regarding brand security issues, and each Party shall reasonably cooperate with the other Party with respect thereto.  Practices around these incidents will comply with Aravive’s then-current standards, where such standards define product security features, warehouse/cargo protection requirements, and response and communication process for such incidents.

Article 8
Compensation

8.1Upfront Payment.  Within fifteen (15) Business Days after the Effective Date, 3D Medicines shall pay to Aravive a one-time, non-refundable, non-creditable upfront payment of five million U.S. Dollars (US$5,000,000).

8.2Prepaid R&D Payment.  Within fifteen (15) Business Days after the Effective Date, 3D Medicines shall pay to Aravive a one-time, non-refundable, non-creditable payment of five million U.S. Dollars (US$5,000,000) to cover subsequent research and development costs of Aravive related to the Licensed Product in the Field (i.e., Phase 3 Clinical Trial in PROC).

8.3Technology Acquisition Fee.  Within fifteen (15) Business Days after the Effective Date, 3D Medicines shall pay to Aravive a one-time, non-refundable, non-creditable payment of two million U.S. Dollars (US$2,000,000) in consideration for the transfer of Aravive Licensed Know-How pursuant to Section 2.6 that does not constitute Upstream Technology.

8.4Development Milestone Payments.  3D Medicines shall pay to Aravive the one-time, non-refundable, non-creditable payments set forth in the table below within [***] of the first achievement by a Licensed Product of the applicable milestone event, whether by or on behalf of 3D Medicines, its Affiliate, or their Sublicensees.

Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***][***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

†  [***]

8.5Commercial Milestone Payments.  3D Medicines shall pay to Aravive the additional one-time, non-refundable, non-creditable payments set forth in the table below within [***] after the first achievement by the cumulative Net Sales of Licensed Products of the applicable sales milestone event.  For clarity, each of the following milestone payments shall be payable only once regardless of the number of times such milestone is achieved.

Commercial Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

8.6Royalties on Net Sales.

(a)Royalty Rates.  Subject to the terms and conditions of this Section 8.6, 3D Medicines shall pay to Aravive non-creditable, non-refundable royalties on aggregate annual Net Sales of all Licensed Product in the 3D Medicines Territory during the applicable Royalty Term, as calculated by multiplying the applicable royalty rate below by the corresponding amount of incremental Net Sales of all Licensed Products in the 3D Medicines Territory in each Fiscal Year.

Annual Net Sales of Licensed Products in the 3D Medicines Territory	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(b)Royalty Term.  Royalties payable under Section 8.6(a) shall be paid by 3D Medicines (on a Licensed Product-by-Licensed Product and Region-by-Region basis) from the period beginning on the date of the First Commercial Sale of each Licensed Product in a Region in the 3D Medicines Territory and continuing until the later of: (i) ten (10) years from the date of First Commercial Sale of such Licensed Product in such Region, and (ii) expiration of the last Valid Claim of an Aravive Licensed Patent Covering such Licensed Product in such Region (the “Royalty Term”). For clarity, if a Valid Claim of an Aravive Licensed Patent Covers the Manufacture of such Licensed Product in such Region, then regardless of whether such Licensed

Product is actually Manufactured in such Region, such Licensed Product shall be deemed to be Covered by a Valid Claim of an Aravive Licensed Patent in such Region.

(c)Royalty Reduction.  In any Calendar Quarter that a Licensed Product is not Covered by a Valid Claim of an Aravive Licensed Patent in a Region or is subject to Regulatory Exclusivity in such Region where such Licensed Product is sold, the Net Sales of Licensed Products in such Calendar Quarter in such Region being less than ([***]).

8.7Royalty Payments; Reports.  Royalties under Section 8.6 shall be calculated and reported for each Calendar Quarter during the Royalty Term and shall be paid within [***]after the end of the applicable Calendar Quarter, commencing with the Calendar Quarter in which the First Commercial Sale of a Licensed Product occurs.  Each payment of royalties shall be accompanied by a report of Net Sales of Licensed Products by 3D Medicines, its Affiliates and their respective Sublicensees in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including: (a) the amount of gross sales and Net Sales of Licensed Products in the 3D Medicines Territory on a Licensed Product-by-Licensed Product and Region-by-Region basis, (b) an itemized calculation showing the deductions from gross sales (by major category as set forth in the definition of Net Sales) to determine Net Sales, and (c) a calculation of the amount of royalties due to Aravive in U.S. Dollars, including the application of any exchange rate used.

8.8Payment Method; Foreign Exchange.  All payments owed by 3D Medicines under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Aravive.  For clarity, all payments by 3D Medicines to Aravive pursuant to Sections 8.1, 8.2, 8.3, 8.4, 8.5 and 8.6 shall be in U.S. Dollars.  The rate of exchange to be used in computing the amount of currency equivalent in U.S. Dollars of any amounts payable in U.S. Dollars by 3D Medicines to Aravive under this Agreement shall be determined and calculated using the average rate of exchange based on OANDA Corporation rates (or the rates listed by any similar entity in the event that OANDA Corporation no longer provides such rates) for the Calendar Quarter in which the applicable payment is due.

8.9Interest on Late Payments.  If Aravive does not receive payment of any sum due to it on or before the due date, interest shall thereafter accrue on the sum due to Aravive until the date of payment at the per annum rate of [***] reported in The Wall Street Journal or the maximum rate allowable by applicable Laws, whichever is lower, with such interest compounded quarterly.

8.10Records; Audits.

(a)3D Medicines shall, and shall cause its Affiliates and their respective Sublicensees to, maintain in accordance with Accounting Standards, reasonably complete and accurate records in sufficient detail to permit Aravive to confirm the accuracy of the calculation of royalty payments and the achievement of the milestone events.  All payments and other relevant amounts under this Agreement shall be accounted for in accordance with Accounting Standards.  Upon reasonable prior written notice, in any event no less than [***]prior written notice, such records shall be available for examination during regular business hours and in a manner that does not interfere with 3D Medicines’ business activities for a period of [***] from the end of the Fiscal Year to which they pertain, and not more often than [***]each Fiscal Year, by an internationally-recognized independent certified public accountant selected by Aravive and reasonably acceptable to 3D Medicines, for the sole purpose of verifying the accuracy of the financial reports furnished by 3D Medicines pursuant to this Agreement and any payments with respect thereto.  Any such auditor shall not disclose 3D Medicines’ Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by 3D Medicines or the amount of payments due under this Agreement.  Any amounts shown to be owed but unpaid shall be paid within [***] from the accountant’s report, plus interest (as set forth in Section 8.9) from the original due date.  Aravive shall bear the full cost of such audit unless such audit discloses an underpayment by 3D Medicines of more than [***]of the amount due for the audited period, in which case 3D Medicines shall bear the full cost of such audit.

(b)Aravive shall, and shall ensure that its Affiliates and its and their respective employees, agents and contractors, maintain complete and accurate records with respect to Aravive’s pharmacovigilance-related obligations set forth in Section 5.8.  Upon reasonable prior notice, such records shall be available for examination during regular business hours for a period of [***] from the end of the Fiscal Year to which they pertain, and not more often than [***] each Fiscal Year, by 3D Medicines or its designee that is reasonably acceptable to Aravive, for the sole purpose of ensuring compliance with NMPA and other Regulatory Authority regulations.  Any such records shall be deemed Confidential Information of Aravive.

8.11Taxes.

(a)Taxes on Income.  Except as set forth in this Section 8.11, each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement. Neither Party shall have any obligation towards the other Party in case that the other Party fails to fully comply with its Tax obligations.

(b)Withholding Income Taxes.  To the extent any payments made by 3D Medicines pursuant to this Agreement become subject to withholding income Taxes under applicable Laws, 3D Medicines shall deduct and withhold the amount of such Taxes for the account of Aravive to the extent required by applicable Laws; such amounts payable to Aravive shall be reduced by the amount of withholding income Taxes deducted and withheld; and 3D Medicines shall pay the amounts of such Taxes to the proper Governmental Authority in a timely manner and transmit to Aravive an official tax certificate or other evidence of such Tax obligations together with proof of payment from the relevant Governmental Authority of all amounts deducted and withheld sufficient to enable Aravive to claim such payment of Taxes. Any such withholding income Taxes required under applicable Laws to be paid or withheld shall be an expense of, and borne solely by, Aravive, provided that, Aravive’s share of the withholding income taxes incurred under this Sections 8.11(b) shall in total not exceed [***] of the aggregate amounts due and payable by 3D Medicines to Aravive under this Agreement.  For clarity, 3D Medicines will be solely responsible for paying any such Taxes in excess of such ten percent (10%) threshold to the proper Governmental Authority and will not deduct such amounts from the amounts otherwise payable to Aravive under this Agreement.  If Aravive is entitled (whether under any applicable tax treaty or otherwise under applicable Laws) to a reduction in the rate of, or the elimination of, withholding income Tax, it may deliver to 3D Medicines or the appropriate Governmental Authority (with the assistance of 3D Medicines to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve 3D Medicines of its obligation to withhold Tax, and 3D Medicines shall apply the reduced rate of withholding, or dispense with withholding, as the case may be.  3D Medicines agrees to take reasonable and lawful efforts to minimize such withholding income Taxes that would otherwise be borne by Aravive.  3D Medicines shall cooperate with Aravive as reasonably requested in any claim for refund or application to any Governmental Authority.

(c)VAT.  All payments due to Aravive from 3D Medicines pursuant to this Agreement shall be paid exclusive of, and without reduction for, any value-added tax (including, for greater certainty, any goods and services tax, harmonized sales tax and any similar taxes) (“VAT”) (which, if applicable, shall be payable by 3D Medicines). 3D Medicines shall be responsible for the payment of all VAT applicable to the payments made by 3D Medicines to Aravive under this Agreement and shall file all applicable VAT tax returns.  Aravive shall cooperate, to the extent reasonably required, with the filing of any such VAT tax returns. 3D Medicines shall indemnify Aravive for any VAT imposed on Aravive with respect to the payments made to it by 3D Medicines under this Agreement and if Aravive directly pays any VAT, 3D Medicines shall promptly reimburse Aravive for such VAT including all reasonable related costs. If Aravive determines that it is required to report any such tax, 3D Medicines shall promptly provide Aravive with applicable receipts and other documentation necessary or appropriate for such report.  For clarity, this Section 8.11(c) is not intended to limit 3D Medicines’ right to deduct VAT in determining Net Sales.

(d)Tax Cooperation.  Without limiting Sections 8.11(b) and 8.11(c), the Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate Tax or similar obligations in respect of payments made by 3D Medicines to Aravive under this Agreement (including pursuant to Sections 8.1, 8.2, 8.3, 8.4, 8.5, and 8.6).  To the extent 3D Medicines is required to make any Tax withholdings for any payment to Aravive, 3D Medicines shall pay the amounts of such Taxes to the proper Governmental Authority in a timely manner and promptly transmit to Aravive an official tax certificate or other evidence of such withholding sufficient to enable Aravive to claim such payment of taxes from any applicable Government Authority.  Aravive shall provide 3D Medicines any tax forms or other similar documentation that may be reasonably necessary in order for 3D Medicines not to make any Tax withholdings or to make Tax withholdings at a reduced rate under an applicable bilateral income tax treaty, and shall update such forms and documentation from time to time as necessary to reflect changes in facts.  Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Laws, of Tax withholdings, VAT or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding Tax or VAT.  Specifically, in the event that any Tax has been withheld upon a payment made under this Agreement or has otherwise been remitted to a Governmental Authority, if requested by one Party and if, and for so long as, the Parties acting in good faith mutually agree that there is a reasonable prospect of successfully obtaining a refund of such Tax, then the other Party shall, at the first Party’s sole cost and expense, seek a refund of such Tax from the proper Governmental Authority.  In the event that any Taxes withheld or reimbursed by one Party under this Section 8.11 are subsequently refunded by the appropriate Governmental Authority, such Party shall pay over the amount of such refund, less any cash Taxes attributable to the receipt thereof and any reasonable expenses incurred by such Party in obtaining such refund.  Each Party agrees to reasonably cooperate with the other Party and its Affiliates in the pursuit of such tax refund (including, if required by applicable Laws or by the applicable Governmental Authority, permitting the other Party to seek such tax refund in the first Party’s name and participating in any application or appeal that requires that the first Party be the party applying for such Tax refund, solely with the first Party’s prior written consent).

Article 9
Intellectual Property Matters

9.1Ownership; License Grants.

(a)Data.  Aravive shall solely own all Data generated by Aravive.  For clarity, all Data Controlled by Aravive as of the Effective Date and during the Term are included in the Aravive Licensed Know-How and licensed to 3D Medicines under Section 2.1(a).  3D Medicines shall solely own all Data generated by 3D Medicines in the Development of Licensed Products in the Field in the 3D Medicines Territory.  3D Medicines hereby grants to Aravive (i) an irrevocable, perpetual, royalty-free, fully paid-up, non-exclusive license, with the right to grant sublicenses, to use such Data generated and owned by 3D Medicines for the Development, Manufacture and Commercialization of the Licensed Compound or Licensed Products in the Aravive Territory, and (ii) upon termination of the Agreement (other than termination of the Agreement by 3D Medicines pursuant to Sections 13.4 or 13.5), an irrevocable, perpetual, royalty-free, fully paid-up, non-exclusive license, with the right to grant sublicenses, to use such Data generated and owned by 3D Medicines for the Development, Manufacture and Commercialization of the Licensed Compound or Licensed Products in the Field in the 3D Medicines Territory.  Notwithstanding the foregoing, no rights shall be granted by either Party to the other Party under this Section 9.1(a) with respect to the Development, Manufacture or Commercialization of any product containing the Licensed Compound together with one or more Drug Substances other than the Licensed Compound or for use in combination with one or more Drug Substances other than the Licensed Compound.

(b)Product Materials.  Subject to any applicable Laws and the terms and conditions of this Agreement, each Party hereby grants to the other Party a fully-paid up, royalty-free license, with the right to grant sublicenses under multiple tiers, to use Product Materials generated and owned by such Party, solely to the extent reasonably necessary for the Development, Manufacture (with respect to 3D Medicines, solely to the extent applicable under Section 7.2) and Commercialization of the Licensed Compound and Licensed Product in the Field in the other Party’s respective territory during the Term of this Agreement. Notwithstanding the foregoing, no rights shall be granted by either Party to the other Party under this Section 9.1(b) with respect to the Development, Manufacture or Commercialization of any products containing the Licensed Compound together with one or more Drug Substances other than the Licensed Compound or for use in combination with one or more Drug Substances other than the Licensed Compound.

(c)Inventions.  Inventorship of any Invention will be determined in accordance with the standards of inventorship and conception under U.S. patent laws.

(i)Aravive Inventions.  Any Invention generated, developed, conceived or reduced to practice (constructively or actually) solely by or on behalf of Aravive, its Affiliates and their respective licensees (including Aravive Partners), including their employees, agents and contractors (“Aravive Inventions”) shall be solely and exclusively owned by Aravive. For clarity, any and all Aravive Inventions that are Controlled by Aravive as of the Effective Date and during the Term and reasonably necessary for the Development, Manufacture and Commercialization of the Licensed Compound and Licensed Product in the Field shall be included in the Aravive Technology licensed to 3D Medicines under Section 2.1(a), including any Patent rights therein.

(ii)3D Medicines Inventions.  Any Inventions generated, developed, conceived or reduced to practice (constructively or actually) solely by or on behalf of 3D Medicines, its Affiliates and their respective Sublicensees, including their employees, agents and contractors (“3D Medicines Inventions”) shall be solely and exclusively owned by 3D Medicines.  3D Medicines shall disclose in writing to Aravive all 3D Medicines Inventions promptly following the generation, development, conception or reduction to practice thereof. 3D Medicines hereby grants Aravive (A) an irrevocable, perpetual, royalty-free, fully paid-up, non-exclusive license, with the right to grant sublicenses, under the 3D Medicines Inventions in the Aravive Territory, and (B) upon termination of this Agreement (other than termination of this Agreement by 3D Medicines pursuant to Sections 13.4 or 13.5) an irrevocable, perpetual, royalty-free, fully paid-up, non-exclusive license, with the right to grant sublicenses, under the 3D Medicines Inventions in the 3D Medicines Territory, in each case of (A) and (B), solely for the Development, Manufacture and Commercialization of the Licensed Compound or Licensed Products in the Field.  Notwithstanding the foregoing, no rights shall be granted to Aravive under this Section 9.1(c)(ii) with respect to the Development, Manufacture or Commercialization of any product containing the Licensed Compound together with one or more Drug Substances other than the Licensed Compound, or with respect to any Drug Substance other than a Licensed Compound or for use in combination with one or more Drug Substances other than the Licensed Compound.

(iii)Joint Inventions.  Any Invention generated, developed, conceived or reduced to practice (constructively or actually) jointly by or on behalf of 3D Medicines and Aravive, their Affiliates and respective Sublicensees, including their employees, agents and contractors (“Joint Inventions”) shall be jointly owned by the Parties, and, subject to the licenses set forth in this Agreement, each Party may freely exploit such Joint Inventions without any duty to account to the other Party.  Each Party shall disclose in writing to the other Party all Joint Inventions promptly following the generation, development, conception or reduction to practice thereof. 3D Medicines hereby grants Aravive an irrevocable, perpetual, royalty-free, fully paid-up, exclusive license, with the right to grant sublicenses, under its rights in such Joint Inventions (i) in the Aravive Territory, and (ii) upon termination of the Agreement (other than termination of the Agreement by 3D Medicines pursuant to Sections 13.4 or 13.5), in the 3D Medicines Territory, in each case of (i) and (ii), solely for the Development, Manufacture and Commercialization of the Licensed Compound or Licensed Product in the Field, but excluding any product containing the Licensed Compound together with one or more Drug Substances other than the Licensed Compound or for use in combination with one or more Drug Substances other than the Licensed Compound.

(d)3D Medicines’ Affiliates, Sublicensees and Subcontractors.  3D Medicines shall ensure that each of its Affiliates, Sublicensees and subcontractors under this Agreement has a contractual obligation to disclose to 3D Medicines all Data, Product Materials and Inventions generated, invented, discovered, developed, made or otherwise created by them or their employees, agents or independent contractors, and to provide sufficient rights with respect thereto, so that 3D Medicines can comply with its obligations under Sections 9.1(a), 9.1(b) and 9.1(c).

9.2Patent Prosecution.

(a)Definition.  For the purpose of this Article 9, “prosecution” of Patents shall include, without limitation, all communication and other interaction with any patent office or patent authority having jurisdiction over a Patent application throughout the world in connection with any pre-grant proceedings and post-grant proceeding, including opposition proceedings.

(b)Aravive Licensed Patents.  Except as set forth in Sections 9.2(d) and 9.2(e), as between the Parties, Aravive shall have the sole right, at its sole expense, to prepare, file, prosecute and maintain or abandon the Aravive Licensed Patents on a worldwide basis.  Aravive will use Commercially Reasonable Efforts to prepare, file, prosecute, defend and maintain all Aravive Product-Specific Licensed Patents in the 3D Medicines Territory; provided, however, that Aravive does not represent or warrant that any patent will issue or be granted based on patent applications contained in the Aravive Product-Specific Licensed Patents.

(c)3D Medicines Patents.  Except as set forth in Sections 9.2(d) and (e), as between the Parties, 3D Medicines shall have the sole right to prepare, file, prosecute and maintain or abandon the 3D Medicines Patents on a worldwide basis.  3D Medicines will use Commercially Reasonable Efforts to prepare, file, prosecute, defend and maintain all 3D Medicines Patents in the Aravive Territory; provided, however, that 3D Medicines does not represent or warrant that any patent will issue or be granted based on patent applications contained in the 3D Medicines Patents.  3D Medicines shall provide Aravive with a copy of the draft prepared for the filing of a 3D Medicines Patent, before the filing of such 3D Medicines Patent and will consider in good faith comments thereto provided by Aravive in connection with the filing thereof.  3D Medicines shall provide Aravive with regular updates on the prosecution of the 3D Medicines Patents in the Field in the 3D Medicines Territory.

(d)Joint Patents. Except as set forth in Section (e), as between the Parties, Aravive shall have the sole right to prepare, file, prosecute and maintain or abandon the Joint Patents in the Aravive Territory; provided, however, that Aravive does not represent or warrant that any patent will issue or be granted based on patent applications contained in the Joint Patents.  Except as set forth in Section (e), as between the Parties, 3D Medicines shall have the sole right to prepare, file, prosecute and maintain or abandon the Joint Patents in the 3D Medicines Territory; provided, however, that 3D Medicines does not represent or warrant that any patent will issue or be granted based on patent applications contained in the Joint Patents.  Aravive shall provide 3D Medicines with a copy of the draft prepared for the filing of a Joint Patent in the Aravive Territory, before the filing of such Joint Patent and will consider in good faith comments thereto provided by 3D Medicines in connection with the filing thereof.  Aravive shall provide 3D Medicines with regular updates on the prosecution of the Aravive Product-Specific Licensed Patents in the Field

in the 3D Medicines Territory and the Joint Patents in the Field in the Aravive Territory.  For clarity, 3D Medicines shall not have any rights pursuant to this Agreement with respect to any Aravive Licensed Patents in the Aravive Territory (including any Step-In Rights relating thereto).  3D Medicines shall provide Aravive with a copy of the draft prepared for the filing of a Joint Patent in the 3D Medicines Territory, before the filing of such Joint Patent and will consider in good faith comments thereto provided by Aravive in connection with the filing thereof.  3D Medicines shall provide Aravive with regular updates on the prosecution of the Joint Patents in the Field in the 3D Medicines Territory.

(e)Step-In Rights.  Either Party may cease prosecution and/or maintenance of any Patent that such Party is responsible for prosecuting and maintain pursuant to this Section 9.2 on a country-by-country basis by providing the other Party written notice reasonably in advance of such due date.  If the responsible Party elects to cease prosecution or maintenance of the relevant Patent in a country, the other Party, shall have the right, but not the obligation, at its sole discretion and cost, to continue prosecution or maintenance of such Patent and in such country (“Step-In Rights”), provided that 3D Medicines may only exercise its Step-In Rights with respect to Joint Patents in the Aravive Territory and Aravive Product-Specific Licensed Patents in the 3D Medicines Territory.  If the other Party elects to continue prosecution or maintenance or elects to file additional applications following the responsible Party’s election to cease prosecution or maintenance pursuant to this Section 9.2(e), the responsible Party shall transfer the applicable patent files to such other Party or its designee and execute such documents and perform such acts at the responsible Party's expense as may be reasonably necessary to allow the other Party to initiate or continue such filing, prosecution or maintenance at the other Party's sole expense.

(f)Cooperation.  Each Party shall provide the other Party with all reasonable assistance and cooperation in the patent prosecution efforts set forth in this Section 9.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

9.3Patent Term Extensions in the 3D Medicines Territory. The JSC will discuss and recommend for which, if any, of the Patents within the Aravive Licensed Patents, 3D Medicines Patents and Joint Patents in the 3D Medicines Territory the Parties should seek patent term extensions.   If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the representatives of the Parties cannot reach an agreement as which Patents such extensions should be sought for, (a) Aravive, in the case of Aravive Licensed Patents and Joint Patents, and (b) 3D Medicines, in the case of 3D Medicines Patents, shall have the final decision-making authority with respect to applying for any such patent term extension in the 3D Medicines Territory, and will act with reasonable promptness in light of the development stage of Licensed Products to apply for any such patent term extension, where it so elects; provided, however, that if only one such Patent can obtain a patent term extension, the Parties will consult in good faith to determine which such Patent should be the subject of efforts to obtain a patent term extension, and further provided that, if an Aravive Licensed Patent is the only Patent that is eligible for a patent term extension with respect to a Licensed Product in the 3D Medicines Territory, then (i) 3D Medicines shall have the right, but not the obligation, to request Aravive to apply for such patent term extension at 3D Medicines’ sole discretion and cost, and (ii) upon Aravive’s receipt of such request, Aravive shall use Commercially Reasonable Efforts to apply for such patent term extension.  Each Party will cooperate fully with the other Party in making such filings or actions, for example and without limitation, making available all required regulatory Data and Information and executing any required authorizations to apply for such patent term extension.  All expenses incurred in connection with activities of each Party with respect to the Patent(s) for which such Party seeks patent term extensions pursuant to this Section 9.3 shall be borne by such Party.

9.4Patent Enforcement.

(a)Notification; Information Sharing.  If either Party becomes aware of any existing or threatened infringement of any Aravive Licensed Patent, 3D Medicines Patent or Joint Patent (“Infringement”), it shall promptly notify the other Party in writing to that effect and the Parties will consult with each other regarding any actions to be taken with respect to such Infringement.  Each Party shall share with the other Party all Information available to it regarding such alleged Infringement, pursuant to a mutually agreeable “common interest agreement” executed by the Parties under which the Parties agree to their shared, mutual interest in the outcome of any suit or other action to enforce the Aravive Licensed Patents, 3D Medicines Patent and Joint Patent against such Infringement.

(b)Enforcement Rights.

(i)Aravive Product-Specific Licensed Patents.

(1)Aravive shall have the first right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in the Infringement of any Aravive Product-Specific Licensed Patent in the 3D Medicines Territory, at Aravive’s cost and expense.  If Aravive elects to commence a suit or other action to enforce the applicable Aravive Product-Specific Licensed Patent against such Infringement in the 3D Medicines Territory, then 3D Medicines shall have the right to join such enforcement action upon written notice to Aravive, and the Parties shall share the cost and expense of such enforcement action equally.  If Aravive notifies 3D Medicines in writing that it does not intend to commence a suit or other action to enforce the applicable Aravive Product-Specific Licensed Patent against such Infringement or to take other action to secure the abatement of such Infringement, or fails to take any such action after a period of [***] following either Party’s receipt of the notice of Infringement pursuant to Section 9.4(a), then, to the extent that such Infringement is resulting from a Third Party’s use or sale of a product that competes with a Licensed Product in the Field in the 3D Medicines Territory, 3D Medicines shall have the right, but not the obligation, to commence such a suit or take such action, at 3D Medicines’ cost and expense; provided that, in the event the Person engaged in the Infringement of any Aravive Product-Specific Licensed Patent in the 3D Medicines Territory is also engaged in such Infringement in the Aravive Territory, and Aravive has commenced a suit to secure the abatement of such Infringement in the Aravive Territory, then Aravive shall promptly notify 3D Medicines thereof and 3D Medicines shall not have the right to commence such suit or action without the prior written consent of Aravive, not to be unreasonably withheld or delayed. In such case, Aravive shall take appropriate actions in order to enable 3D Medicines to commence a suit or take the actions set forth in the preceding sentence.

(2)Neither Party shall settle any such suit or action under 9.4(b)(i)(1) in any manner that would negatively impact the Aravive Product-Specific Licensed

Patents or that would limit or restrict the ability of 3D Medicines to sell the Licensed Products in the 3D Medicines Territory, without the prior written consent of the other Party.  For clarity, 3D Medicines shall not have the right to commence any such suit or action against any existing or threatened infringement of the Aravive Product-Specific Licensed Patents outside the 3D Medicines Territory.

(ii)3D Medicines Patents.  3D Medicines shall have the sole right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in the Infringement of any 3D Medicines Patent, at 3D Medicines’ cost and expense.  If 3D Medicines elects to commence a suit to enforce the applicable 3D Medicines Patent against such Infringement, where such Infringement relates to the Commercialization in the 3D Medicines Territory of unauthorized products containing the Licensed Compound, then Aravive shall have the right to join such enforcement action upon notice to 3D Medicines, and in this case the Parties shall share the cost and expense of such enforcement action equally.

(iii)Joint Patents.

(1)3D Medicines shall have the first right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in the Infringement of any Joint Patent in the 3D Medicines Territory, at 3D Medicines’ cost and expense.  If 3D Medicines elects to commence a suit or other action to enforce the applicable Joint Patent against such Infringement in the 3D Medicines Territory, then Aravive shall have the right to join such enforcement action upon written notice to 3D Medicines, and the Parties shall share the cost and expense of such enforcement action equally.  If 3D Medicines notifies Aravive in writing that it does not intend to commence a suit or other action to enforce the applicable Joint Patent against such Infringement or to take other action to secure the abatement of such Infringement, or fails to take any such action after a period of [***] following either Party’s receipt of the notice of Infringement pursuant to Section 9.4(a), then, Aravive shall have the right, but not the obligation, to commence such a suit or take such action, at Aravive’s cost and expense. In such case, 3D Medicines shall take appropriate actions in order to enable Aravive to commence a suit or take the actions set forth in the preceding sentence.

(2)Aravive shall have the first right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in the Infringement of any Joint Patent in the Aravive Territory, at Aravive’s cost and expense.  If Aravive notifies 3D Medicines in writing that it does not intend to commence a suit or other action to enforce the applicable Joint Patent against such Infringement or to take other action to secure the abatement of such Infringement, or fails to take any such action after a period of [***]following either Party’s receipt of the notice of Infringement pursuant to Section 9.4(a), then, 3D Medicines shall have the right, but not the obligation, to commence such a suit or take such action, at 3D Medicines’ cost and expense. In such case, Aravive shall take appropriate actions in order to enable 3D Medicines to commence a suit or take the actions set forth in the preceding sentence.

(3)Neither Party shall settle any such suit or action under 9.4(b)(iii)(1) or 9.4(b)(iii)(2) in any manner that would negatively impact the Joint Patents or that would limit or restrict the ability of Aravive or 3D Medicines to sell the Licensed Products in the

Aravive Territory or 3D Medicines Territory, respectively, without the prior written consent of the other Party.

(c)Collaboration.  Each Party shall provide to the Party bringing a claim, suit or action under Section 9.4(b) (the “Enforcing Party”) with reasonable assistance in such enforcement, including joining such action as a party plaintiff if required by applicable Laws to pursue such action.  The Enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts.  The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Enforcing Party.

(d)Expenses and Recoveries.  The Enforcing Party shall be solely responsible for any expenses it incurs as a result of such enforcement action, except that the Parties shall share equally the cost and expense of the enforcement action when one Party is the Enforcing Party and the other Party elects to join the enforcement action.  If the Enforcing Party recovers monetary damages in such claim, suit or action brought under Section 9.4(b), such recovery shall be allocated first to the reimbursement of any documented expenses incurred by the Parties in such enforcement action, and any remaining amounts shall be shared by the Parties as follows:

(i)if (A) Aravive is the Enforcing Party under Section 9.4(b)(i)(1) and 3D Medicines elects to join the enforcement action and share the cost and expenses related thereto, or (B) 3D Medicines is the Enforcing Party under Section 9.4(b)(ii) and Aravive elects to join the enforcement action and share the cost and expenses related thereto: [***]of the remaining amounts shall be retained by Aravive, and [***]of the remaining amounts shall be paid to 3D Medicines;

(ii)if Aravive is the Enforcing Party (A) under Section 9.4(b)(i)(1) and 3D Medicines does not elect to join the enforcement action and share the cost and expenses related thereto, or (B) under Section 9.4(b)(ii): [***] of the remaining amounts shall be retained by Aravive, and [***] of the remaining amounts shall be paid to 3D Medicines;

(iii)if 3D Medicines is the Enforcing Party (A) under Section 9.4(b)(ii) and Aravive does not elect to join the enforcement action and share the cost and expenses related thereto, or (B) under Section 9.4(b)(i)(1): [***] of the remaining amounts shall be retained by 3D Medicines, and [***] of the remaining amounts shall be paid to Aravive.

(e)Sections 9.4(c) and 9.4(d) shall survive the termination of this Agreement solely with respect to any pending enforcement action initiated during the Term under this Section 9.4.

9.5Third Party Infringement Claims.  If the Manufacture, use or sale of the Licensed Products in the Field in the 3D Medicines Territory pursuant to this Agreement results in a claim, suit or proceeding alleging patent infringement against Aravive or 3D Medicines (or their respective Affiliates, licensees or Sublicensees) (collectively, “Infringement Actions”), such Party shall promptly notify the other Party hereto in writing.  Subject to Article 11, the Party for which the Infringement Action is brought against (the “Accused Party”) shall have the right to direct and control the defense of such Infringement Action, at its own expense with counsel of its choice; provided, however, that the other Party may participate in the defense and/or settlement thereof, at its own expense with counsel of its choice.  In any event, the Accused Party agrees to keep the other Party reasonably informed of all material developments in connection with any such Infringement Action for which the Accused Party exercises its right to direct and control the defense.  The Accused Party agrees not to settle such Infringement Action, or make any admissions or assert any position in such Infringement Action, in a manner that would adversely affect the rights or interests of the other Party, without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.  Subject to Article 11, if the Accused Party does not exercise its right to direct and control the defense of an Infringement Action that is brought against the other Party, then the other Party shall have such right and it shall agree to keep  the Accused Party reasonably informed of all material developments in connection with such Infringement Action and it shall not settle such Infringement Action, or make any admissions or assert any position in such Infringement Action, in a manner that would materially adversely affect the rights or interests of the Accused Party, without the prior written consent of the Accused Party, which shall not be unreasonably withheld or delayed.

9.6Trademarks.

(a)Subject to Section 9.6(c) below, 3D Medicines shall Commercialize the Licensed Products in the Field in the 3D Medicines Territory under any trademark owned or Controlled by 3D Medicines (the “3D Medicines Product Mark”); provided that, prior to finalizing any 3D Medicines Product Mark, 3D Medicines shall provide Aravive with such proposed trademark and related trade dress and shall reasonably consider in good faith Aravive’s comments with respect thereto.  3D Medicines shall, and shall cause its Affiliates and Sublicensees to, use the 3D Medicines Product Mark solely in connection with the Development, Manufacturing, and Commercialization of the Licensed Products in the Field in the 3D Medicines Territory.  3D Medicines shall own all rights in the 3D Medicines Product Mark, and all goodwill in the 3D Medicines Product Mark shall accrue to 3D Medicines.  3D Medicines shall register and maintain, at 3D Medicines’ cost and expense, the 3D Medicines Product Marks in the 3D Medicines Territory.

(b)Subject to Section 9.4(c) below, 3D Medicines shall have the right to brand the Licensed Products in the Field in the 3D Medicines Territory with those trademarks of 3D Medicines that are associated with 3D Medicines’ name or identity (“3D Medicines Housemarks”).  3D Medicines shall own all rights in the 3D Medicines Housemarks, and all goodwill in the 3D Medicines Housemarks shall accrue to 3D Medicines.

(c)In connection with 3D Medicines’ use of any 3D Medicines Product Mark or 3D Medicines Housemark, subject to Section 9.6(d), 3D Medicines shall not, and shall cause its Affiliates and their respective Sublicensees to not: (i) make any use of trademarks that are confusingly similar to any trademarks or housemarks of Aravive or its Affiliates (including the corporate name of Aravive or any of its Affiliates), without the prior written consent of Aravive; or (ii) use any trademarks, other than the 3D Medicines Product Marks and the 3D Medicines Housemarks, in connection with the Commercialization of Licensed Products in the Field in the 3D Medicines Territory, without the prior written consent of Aravive.

(d)Notwithstanding anything to the contrary, to the extent required by applicable Laws, (i) 3D Medicines may include Aravive’s name and corporate logo on the Licensed Product label, packaging, promotional/marketing materials to indicate that the Licensed Product is in-licensed from Aravive, and shall display Aravive’s name and corporate logo with equal prominence and comparable size, resolution, print quality, and location, as instructed by Aravive from time to time, as 3D Medicines’ name and corporate logo is displayed, and (ii) Aravive hereby grants to 3D Medicines a non-exclusive, fully paid-up, royalty free, sublicensable license to use Aravive’s name and corporate logo for the Commercialization of the Licensed Product in the 3D Medicines Territory, to the extent consistent with the foregoing.

Article 10
Representations And Warranties; covenants

10.1Mutual Representations and Warranties.  Each Party hereby represents and warrants to the other Party, as follows:

(a)Corporate Existence.  As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated;

(b)Corporate Power, Authority and Binding Agreement.  As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally;

(c)No Conflict.  The execution and delivery of this Agreement, the performance of such Party’s obligations in the conduct of the Development Plan and the license to be granted pursuant to this Agreement (i) do not and will not conflict with or violate any requirement of applicable Law existing as of the Effective Date; (ii) do not and will not conflict with or violate the certificate of incorporation or by-laws (or other constating documents) of such Party; and (iii) do not and will not conflict with, violate, breach or constitute a material default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date;

(d)No Violation.  Neither such Party nor any of its Affiliates is under any obligation to any Person, contractual or otherwise, that is in violation of the terms of this Agreement or that would impede the fulfillment of such Party’s obligations hereunder;

(e)No Debarment.  Neither such Party nor any of its Affiliates is debarred or disqualified under the Act or comparable applicable Laws outside the U.S.; and

(f)No Consents.  No authorization, consent, approval of a Third Party, nor to such Party’s knowledge, any license, permit, exemption of or filing or registration with or notification to any court or Governmental Authority is or will be necessary for the (i) valid execution and delivery of this Agreement by such Party; or (ii) the consummation by such Party of the transactions contemplated hereby.

10.2Additional Representations and Warranties of Aravive.  Aravive represents and warrants to 3D Medicines, as of the Effective Date, as follows:

(a)Title; Encumbrances.  (i) It solely owns the Aravive Licensed Patents or otherwise has sufficient legal and/or beneficial title or ownership or license with respect to the Aravive Technology, as necessary to grant the licenses to 3D Medicines as purported to be granted pursuant to this Agreement, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreement, encumbrances, charges or claim of any kind, and (ii) to Aravive’s knowledge, no Third Party has taken any action before the United States Patent and Trademark Office, or any counterpart thereof outside the U.S., claiming legal and/or beneficial title or ownership or license of any Aravive Technology;

(b)Notice of Infringement or Misappropriation.  It has not received any written notice from any Third Party asserting or alleging that (i) any research, development, manufacture, or commercialization of a Licensed Product by Aravive prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party, or (ii) the Development, Manufacture, or Commercialization of the Licensed Products in the 3D Medicines Territory would infringe or misappropriate the intellectual property rights of such Third Party;

(c)Non-Infringement of Rights by Third Parties.  To Aravive’s knowledge, no Third Party is infringing or has infringed the Aravive Technology as of the Effective Date;

(d)Non-Assertion by Third Parties.  To Aravive’s knowledge, no Third Party has asserted in writing that the issued patents within the Aravive Licensed Patents set forth in Exhibit A are invalid or unenforceable;

(e)No Proceeding.  There is no pending, and to Aravive’s knowledge, no threatened, adverse action, suit or proceeding against Aravive involving any Aravive Technology or the safety (including any product liability claim) of a Licensed Product;

(f)Prosecution of Aravive Licensed Patents.  Except with respect to any Aravive Product-Specific Licensed Patents for which Aravive has ceased prosecution and/or maintenance and granted 3D Medicines Step-In Rights therewith pursuant to Section 9.2(d), all maintenance fees, annuity payments, and similar payments relating to the Aravive Product-Specific Licensed Patents in the 3D Medicines Territory have been made, and during the Term will be made, in a timely manner. To Aravive’s knowledge, prior to the Effective Date, Aravive has not taken action or failed to undertake an action, in connection with filing, prosecuting and maintaining the Aravive Product-Specific Licensed Patents set forth in Exhibit A in the 3D Medicines Territory in violation of any applicable Law;

(g)Compliance with Laws.  To Aravive’s knowledge, Aravive has complied with all applicable Laws in connection with the prosecution of the Aravive Product-Specific Licensed Patents, including the duty of candor owed to any patent office pursuant to such Laws;

(h)Aravive Licensed Patents.  Aravive does not have knowledge of any Information which leads it to believe that any issued patents included in the Aravive Licensed Patents set forth in Exhibit A are invalid or unenforceable; and

(i)No Conflicts.  Aravive has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to 3D Medicines under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to 3D Medicines under this Agreement, or that would otherwise materially conflict with or adversely affect 3D Medicines’ rights under this Agreement.

10.3Additional Representations and Warranties of 3D Medicines.  3D Medicines represents and warrants to Aravive that, to 3D Medicines’ knowledge as of the Effective Date 3D Medicines does not Control any Patent that is necessary to make, use, import, offer for sale or sell Licensed Products in the Field.

10.4Compliance with Laws.

(a)Each Party shall, and shall ensure that its Affiliates and their respective Sublicensees will, comply in all respects with Proper Conduct Practices, and all applicable Laws in the Development, Manufacturing, and Commercialization of Licensed Products and performance of its obligations under this Agreement, including the ICH, GCP, GLP and any Regulatory Authority and Governmental Authority health care programs having jurisdiction in such Party’s respective territory, each as may be amended from time to time.

(b)Each Party shall immediately (but in any event no later than [***]) notify the other Party if it has any information or suspicion that there may be a violation of any applicable Laws (including Anti-Corruption Laws) in connection with its performance under this Agreement or the Development or Commercialization of any Licensed Product hereunder.  In the event that either Party has violated or been suspected of violating any of its obligations, representations, warranties or covenants in Section 10.4(a), such Party will take reasonable actions to remedy such breach and to prevent further such breaches from occurring.

(c)Notwithstanding the foregoing, each Party will have the right, at its own expense, to cause an internationally-recognized independent accounting firm (the “Auditor”), which is reasonably acceptable to the other Party, upon reasonable prior written notice and during the other Party’s regular business hours, to audit the other Party’s books and records in the event that a suspected violation of any Anti-Corruption Law needs to be investigated (in such Party’s reasonable, good-faith discretion).  Such other Party shall, within [***] after receiving the first Party’s written request for auditing, make its records available for inspection by the Auditor during regular business hours at such place or places where such records are customarily kept. The records shall be reviewed solely to verify the other Party’s compliance with any Anti-Corruption Law. Such inspection right shall not be exercised more than [***] in any Fiscal Year and not more frequently than once with respect to records covering any specific period of time and shall be performed in a manner that will not unduly interfere with the other Party’s or its Affiliates’ or sublicensees’ normal course of business. Notwithstanding anything to the contrary herein, the first Party shall only be entitled to audit the books and records of the other Party of the [***] prior to the Fiscal Year in which the audit request is made.  The first Party agrees to hold in strict confidence all information received and all information learned in the course of any audit or inspection and any audit summary or reports, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with applicable Laws.  For clarity, a credible finding, after a reasonable investigation, of any breach of Section 10.4(a) or 10.4(b) with respect to any Anti-Corruption Law, shall be deemed a material breach of this Agreement and allow the non-breaching Party to terminate this Agreement in accordance with Section 13.4.

10.5Additional Covenants.  In addition to any covenants made by the Parties elsewhere in this Agreement:

(a)3D Medicines hereby covenants to Aravive that neither 3D Medicines nor any of its Affiliates or Sublicensees, will employ or use the services of any Person who is debarred or disqualified under the Act, or comparable applicable Laws outside the U.S., in connection with activities relating to any Licensed Product; and in the event that 3D Medicines becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to 3D Medicines or any of its Affiliates with respect to any activities relating to any Licensed Product, 3D Medicines will immediately (but in any event no later than [***]) notify Aravive in writing and 3D Medicines will cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to any Licensed Product;

(b)Aravive hereby covenants to 3D Medicines that it shall not, during the Term, without the prior written approval of 3D Medicines, (i) amend any provision of the Upstream Agreement that would adversely impact 3D Medicines’ rights under this Agreement, or (b) assign (except an assignment to a party to which this Agreement has been assigned as permitted under Section 15.6 or to any Affiliate), in whole or in part, the Upstream Agreement in any manner that would adversely impact 3D Medicines’ rights under this Agreement, in each case, without the prior written consent of 3D Medicines; and

(c)Each Party hereby covenants to the other Party that neither such Party nor any of its Affiliates, nor any of their respective employees shall use any confidential information obtained from any Third Party (including any prior employer) to which such Party or any of its Affiliates, or any of their respective employees has a duty to keep in confidence such information, directly or indirectly, whether obtained prior to the Effective Date or during the Term, in connection with activities performed under this Agreement, unless consented to in writing by such Third party, and such Party shall be solely responsible and liable for, and shall indemnify the other Party pursuant to Article 11 in connection with, any breach of this covenant by such Party, any of its Affiliates, or their respective employees.

10.6No Other Representations or Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY OR ITS AFFILIATES, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.  FOR CLARITY AND

WITHOUT LIMITING THE FOREGOING, ARAVIVE MAKES NO REPRESENTATION OR WARRANTY CONCERNING THE LICENSED PRODUCTS OR ARAVIVE TECHNOLOGY EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 10.

Article 11
Indemnification

11.1Indemnification by Aravive.  Aravive shall defend, indemnify, and hold 3D Medicines and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (the “3D Medicines Indemnitees”) harmless from and against any and all losses, damages, liabilities, actually incurred expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”) to which any 3D Medicines Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (collectively, “Claims”) arising out of, based on, or resulting from (a) the Development, Manufacture, or Commercialization of Licensed Products in the 3D Medicines Territory by or on behalf of Aravive or its Affiliates prior to the Effective Date, (b) the Development, Manufacture, or Commercialization of Licensed Products in the Aravive Territory, (c) the breach of any of Aravive’s obligations under this Agreement, including Aravive’s representations, warranties or covenants set forth herein, (d) the conduct of any pharmacovigilance-related activities set forth in Section 5.8 by or on behalf of Aravive (except to the extent that such Claim arises from 3D Medicines’ provision of false, misleading, inaccurate or incomplete information to Aravive under Section 5.8 or 3D Medicines’ breach of its obligations under the Pharmacovigilance Agreement) or (e) the willful misconduct or negligent acts of any Aravive Indemnitee.  The foregoing indemnity obligation shall not apply to the extent that (i) the 3D Medicines Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and Aravive’s defense of the relevant Claim is materially prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity or occurrence for which 3D Medicines is obligated to indemnify the Aravive Indemnitees under Section 11.2.

11.2Indemnification by 3D Medicines.  3D Medicines shall defend, indemnify, and hold Aravive and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (the “Aravive Indemnitees”) harmless from and against any and all Losses to which any Aravive Indemnitee may become subject as a result of any Claims arising out of, based on, or resulting from (a) the Development, Manufacture, or Commercialization of Licensed Products by or on behalf of 3D Medicines or its Affiliates or Sublicensees on or after the Effective Date (except to the extent that any such activities are conducted by or on behalf of Aravive or its Affiliates) (including any Infringement Actions), (b) the breach of any of 3D Medicines’ obligations under this Agreement, including 3D Medicines’ representations, warranties, or covenants set forth herein and its covenants set forth in Section 10.5, or (c) the willful misconduct or negligent acts of any 3D Medicines Indemnitee.  The foregoing indemnity obligation shall not apply to the extent that (i) the Aravive Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and 3D Medicines’ defense of the relevant Claim is materially prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity or occurrence for which Aravive is obligated to indemnify the 3D Medicines Indemnitees under Section 11.1.

11.3Indemnification Procedures.  The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim and shall offer control of the defense of such Claim to the Indemnifying Party.  The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought.  The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice.  The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money.  So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party.  If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 11.  Notwithstanding anything contained in this Section 11.3, the provisions of Section 9.5 shall govern the defense of any Infringement Actions.  Additionally, in the event that Aravive has elected to defend any such Infringement Action, then 3D Medicines shall not be obligated to indemnify Aravive for any Claims related to such Infringement Action; rather, the Parties shall share equal responsibility for any Losses resulting therefrom.

11.4Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 OR 11.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS EXCLUSIVITY OBLIGATIONS IN SECTION 2.5 OR ITS CONFIDENTIALITY OBLIGATIONS IN ARTICLE 12.

11.5Insurance.  Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated.  It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11.  Each Party shall provide the other Party with written evidence of such insurance upon request.  Each Party shall provide the other Party with written notice at least [***] prior to the cancellation, non‑renewal or material change in such insurance.

Article 12
Confidentiality

12.1Confidentiality.  Each Party agrees that, during the Term and for a period of [***] thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder or thereunder) any Confidential Information of the other Party, except to the extent expressly agreed in writing by the Parties.  The foregoing confidentiality and non-use obligations shall not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent written proof:

(a)was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliate in breach of this Agreement;

(d)was disclosed to the receiving Party or its Affiliate without any confidentiality obligations by a Third Party who, to the Party’s knowledge, had a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party; or

(e)was independently discovered or developed by the receiving Party or its Affiliate without use of or reference to the other Party’s Confidential Information, as evidenced by a contemporaneous writing.

12.2Authorized Disclosure.  Notwithstanding the obligations set forth in Section 12.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:

(a)such disclosure is reasonably necessary (i) for the filing or prosecuting of Patent rights as contemplated herein; (ii) to comply with the requirements of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of Licensed Product; or (iii) for the prosecuting or defending litigation as contemplated herein;

(b)such disclosure is reasonably necessary to its or its Affiliate’s employees, agents, consultants, contractors, licensees or Sublicensees, (including Aravive Partners) on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights hereunder; provided that in each case, the disclosees are bound by written obligations of confidentiality consistent with those contained in this Agreement; or

(c)such disclosure is reasonably necessary to comply with applicable Laws, including regulations or rules promulgated by applicable securities commissions (or other securities regulatory authorities), security exchanges, court order, administrative subpoena or order; and

(d)solely with respect to the terms of this Agreement and excluding disclosure of any other Confidential Information, such disclosure is reasonably necessary to any bona fide potential or actual investor, acquiror, merger partner, or other financial or commercial partner for the sole purpose of evaluating or carrying out an actual or potential investment, financing, acquisition or other business relationship; provided that in connection with such disclosure, such Party shall inform each disclosee of the confidential nature of such Confidential Information and require each disclosee to treat such Confidential Information as confidential.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 12.2(a), 12.2(c) or 12.2(d), such Party shall promptly notify the other Party of such required disclosure, to the extent that it is legally authorized or permitted to so, and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, where necessary, a protective order preventing or limiting the required disclosure.

12.3Publicity; Terms of Agreement.

(a)The Parties agree that the terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in this Section 12.3.

(b)If either Party desires to make a public disclosure concerning the terms of this Agreement, such Party shall give the proposed text of such disclosure to the other Party reasonably in advance (but in any case no less than [***] prior to the disclosure) for its prior review and approval (except as otherwise provided herein), which approval shall not be unreasonably withheld or delayed.  A Party commenting on such a proposed disclosure shall provide its comments, if any, within three (3) Business Days after receiving the proposed disclosure for review (or such shorter period of time as necessitated by regulatory requirements).  In addition, where required by applicable Law, including regulations promulgated by applicable security exchanges, either Party shall have the right to make a press release or other public disclosure regarding the achievement of each milestone under this Agreement as it is achieved, the achievements of Regulatory Approval in the 3D Medicines Territory as they occur, or the occurrence of other events that affect either Party’s rights or obligations under this Agreement, including the results of any Clinical Trial of Licensed Products, whether in the 3D Medicines Territory or the Aravive Territory; provided that such Party shall provide the proposed text of such disclosure to the other Party at least [***] in advance, and the other Party shall provide its comments thereto within such [***].  In relation to the other Party’s review of such an announcement, such other Party may make specific, reasonable comments on such proposed press release within the prescribed time for commentary.  Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 12.3.

(c)The Parties acknowledge that either or both Parties or their Affiliates may be obligated to file under applicable Laws a copy of this Agreement with Governmental

Authorities, including, without limitation, the U.S. Securities and Exchange Commission (the “SEC”).  Each Party and its Affiliates shall be entitled to make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available.  In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party or its Affiliate intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s timely comments thereon to the extent consistent with the legal requirements, with respect to the filing Party or Affiliate, governing disclosure of material agreements and material information that must be publicly filed.

12.4Technical Publication.  Neither Party may publish peer reviewed manuscripts, or give other forms of public disclosure such as abstracts and presentations, of results of studies carried out under this Agreement or otherwise pertaining to the Development of the Licensed Compound or Licensed Products in the Field in the 3D Medicines Territory, without the opportunity for prior review and comment by the other Party in accordance with this Section 12.4, except to the extent required by applicable laws.  A Party seeking publication shall provide the other Party the opportunity to review and comment on any such proposed publication at least [***] for abstracts or [***] for manuscripts prior to its intended submission for publication.  The other Party shall provide the Party seeking publication with its comments in writing, if any, within [***] for abstracts and [***] for manuscripts after receipt of such proposed publication.  The Party seeking publication shall consider in good faith any comments thereto provided by the other Party and shall comply with the other Party’s request to remove any and all of such other Party’s Confidential Information from the proposed publication. Further, if Aravive reasonably determines and notifies 3D Medicines that a proposed publication is reasonably likely to result in Adverse Risk in the Aravive Territory, 3D Medicines shall not submit such publication unless and until the Parties agree to a proposal to mitigate such Adverse Risk. In addition, the Party seeking publication shall delay the submission for a period up to [***] in the event that the other Party can demonstrate reasonable need for such delay for the preparation and filing of a patent application.  If the other Party fails to provide its comments to the Party seeking publication within the specified time frame, such other Party shall be deemed to not have any comments, and the Party seeking publication shall be free to publish in accordance with this Section 12.4.  The Party seeking publication shall provide the other Party a copy of the manuscript at the time of the submission.  Each Party agrees to acknowledge the contributions of the other Party and its employees in all publications in accordance with scientific practices.

12.5Equitable Relief.  Each Party acknowledges that its breach of this Article 12 will cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated in damages in an action at law.  By reasons thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any actual or threatened breach of the obligations relating to Confidential Information set forth in this Article 12 by the other Party.

Article 13
Term And Termination

13.1Term.  The term of this Agreement (the “Term”) shall commence upon the Effective Date and, unless earlier terminated pursuant to this 0, shall remain in effect until the expiration of the Royalty Term on a Region-by-Region basis.  Upon the expiration (but not early termination) of this Agreement, on a Region-by-Region basis, the licenses granted hereunder by Aravive to 3D Medicines shall become fully paid-up, royalty free, irrevocable and perpetual; provided that such licenses shall thereafter be granted on a non-exclusive basis.

13.2Termination by 3D Medicines.  3D Medicines may terminate this Agreement in its entirety for convenience upon (i) [***] prior written notice to Aravive (if such notice is provided before the First Commercial Sale in any Region) or (ii) [***] prior written notice to Aravive (if such notice is provided following the First Commercial Sale in any Region); provided, however, that in each case under (i) and (ii) Aravive may, in its discretion, upon prior written notice to 3D Medicines accelerate the effectiveness of such termination to the extent permitted by Law in the 3D Medicines Territory.

13.3Termination by Aravive.

(a)Aravive may terminate this Agreement upon written notice to 3D Medicines, if 3D Medicines ceases substantially all Development (including all regulatory activities) and all Commercialization of Licensed Products (including through Sublicensees and contractors) in the 3D Medicines Territory for a period [***], unless Development or Commercialization of Licensed Products was prevented throughout such period by a force majeure for which 3D Medicines provided notice pursuant to Section 15.2 prior to or at the start of such period and that persisted throughout such period despite 3D Medicines’ Commercially Reasonable Efforts to remove or mitigate it. Such termination shall go into effect on the date specified in the applicable termination notice. For clarity, a delay by Regulatory Authorities and/or a decision by Regulatory Authorities to suspend a Clinical Trial (e.g., a “regulatory hold”) shall not give Aravive the right to terminate this Agreement under this Section 13.3(a), so long as 3D Medicines continues to use Commercially Reasonable Efforts to remove such regulatory hold.

(b)Aravive may terminate this Agreement in its entirety upon [***] prior written notice to 3D Medicines, if 3D Medicines or its Affiliates or their respective Sublicensees (directly or indirectly, individually or in association with any other Person) challenges the validity, enforceability or scope of any Aravive Licensed Patent, unless during such [***] period the subject challenge is permanently dismissed or withdrawn and is not thereafter reinstituted or continued; provided that in the event a Sublicensee of 3D Medicines initiates such challenge, Aravive may not terminate this Agreement if (i) 3D Medicines successfully causes such Sublicensee to abort such challenge within such thirty (30)-day period, or (ii) 3D Medicines (A) provides Aravive a written notice of its intent to terminate its sublicense with such Sublicensee within such [***] period, and (B) successfully terminates such sublicense within such [***] period.

13.4Termination for Breach.  Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party if the other Party materially breaches its obligations under this Agreement and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach within [***] (or [***] in case of failure to make a payment due under this Agreement) days from the date of such notice; provided that, if either Party disputes (a) whether such material breach has occurred, or (b) whether the defaulting Party has cured such material breach, the Parties agree to resolve the dispute as expeditiously as possible under Article 14.  It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder. For clarity, the failure of 3D Medicines to pay any amounts payable to Aravive pursuant to either Section 8.1 or 8.2 within the time periods set forth therein shall constitute a material breach of the Agreement by 3D Medicines.

13.5Termination Due to Bankruptcy.  Either Party may terminate this Agreement if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within [***] after the filing thereof, or if the other Party proposes or becomes a Party to any dissolution or liquidation, or if the other Party makes an assignment for the benefit of its creditors.

13.6Effect of Termination.  Upon any termination of this Agreement, the following shall apply (in addition to any other rights and obligations under this Agreement with respect to such termination):

(a)Licenses.  All licenses and other rights granted by Aravive to 3D Medicines under this Agreement shall terminate.  Aravive shall have a reversion of all rights previously licensed to 3D Medicines hereunder for which the relevant licenses have terminated on a fully paid-up and royalty-free basis.

(b)Wind-Down.  3D Medicines will (i) responsibly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, any on-going Clinical Trials for which it has responsibility hereunder in which patient dosing has commenced or, (ii) unless if this Agreement is terminated by 3D Medicines pursuant to Sections 13.4 or 13.5, at Aravive’s reasonable request, (A) transfer to Aravive of its designee such Clinical Trial to the extent permitted under applicable Laws and accepted pharmaceutical industry norms and ethical practices, or (B) if reasonably practicable and not adverse to patient safety, complete such Clinical Trials and Aravive shall reimburse 3D Medicines its reasonable, out-of-pocket costs associated therewith.  For clarity, except as provided for above, 3D Medicines may transfer to Aravive or its designee or wind-down any ongoing Clinical Trials prior to the date of termination in accordance with accepted pharmaceutical industry norms and ethical practices and 3D Medicines will be responsible for any costs associated with such transfer or wind-down.  Notwithstanding the foregoing, if this Agreement is terminated by 3D Medicines pursuant to Sections 13.4 or 13.5, then Aravive will be responsible for any costs associated with such wind-down.

(c)Regulatory Materials; Data.  Except if this Agreement is terminated by 3D Medicines pursuant to Sections 13.4 or 13.5, 3D Medicines shall (i) provide and assign to

Aravive or its designee all Regulatory Materials, including Regulatory Approvals, for the Licensed Products to the extent possible under applicable Law in the 3D Medicines Territory, (ii) promptly provide to Aravive all Data (to the extent not already provided to Aravive), including pharmacovigilance data, generated by or on behalf of 3D Medicines, and (iii) promptly return or destroy, at Aravive’s election, all Confidential Information of Aravive.

(d)Trademarks.  Except if this Agreement is terminated by 3D Medicines pursuant to Sections 13.4 or 13.5, upon Aravive’s written request, 3D Medicines shall grant to Aravive, effective as of the date of such request, an exclusive, transferable, fully paid-up, royalty free, sublicensable license to use 3D Medicines Product Marks in connection with the Commercialization of Licensed Products in the 3D Medicines Territory (and excluding, for clarity, any 3D Medicines Housemarks).

(e)Transition Assistance.  Upon Aravive’s reasonable request, (i) 3D Medicines shall provide such assistance as may be reasonably necessary or useful for Aravive to continue the Development and Commercialization of Licensed Products in the 3D Medicines Territory, to the extent 3D Medicines or its Affiliate is then performing or having performed such activities, including upon the reasonable request of Aravive, assigning (to the extent 3D Medicines has rights to assign) or using Commercially Reasonable Efforts to amend as appropriate any agreements or arrangements 3D Medicines or its Affiliate have with any Third Party for the Development, distribution, sale or otherwise Commercialization of Licensed Products; and (ii) 3D Medicines shall provide Aravive with copies of any promotional and marketing materials generated by or on behalf of 3D Medicines with respect to Licensed Products prior to the effective date of termination. If this Agreement is terminated by 3D Medicines pursuant to Sections 13.4, 13.5 or 15.6, Aravive shall bear all costs arising out of any of the transition assistance activities set forth in clause (i) or (ii) performed by 3D Medicines. If this Agreement is terminated by 3D Medicines pursuant to Section 13.2 or by Aravive pursuant to Sections 13.3, 13.4, 13.5 or 15.6, 3D Medicines shall bear all costs arising out of any of the transition assistance activities set forth in clause (i) or (ii) performed by 3D Medicines.

(f)Inventory.  In the event that this Agreement is terminated in its entirety, Aravive shall have the right, but not the obligation, to purchase any and all of the inventory of Licensed Products held by 3D Medicines or its Affiliates as of the date of termination, at a price equal to the transfer price paid by 3D Medicines to Aravive for such inventory.  Notwithstanding the foregoing, if this Agreement is terminated by 3D Medicines pursuant to Sections 13.4 or 13.5, upon 3D Medicines’ request, at its sole discretion, Aravive shall re-purchase any and/or all of its inventory of the Licensed Products, at a price equal to the transfer price paid by 3D Medicines to Aravive (if supplied by Aravive) or 3D Medicines’ manufacturing cost (if manufactured by 3D Medicines or its subcontractor) therefor. 3D Medicines shall also have the right to continue to be permitted to sell such inventory for up to at least [***] after the effective date of termination of this Agreement.

(g)[***]

13.7Survival.  Any expiration or termination of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of expiration or termination.  Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: Section 2.4, Section 9.1, Section 10.6, Section 13.6, this Section 13.7, Section 13.8, Article 8 (to the extent, and with respect to, any payment obligations that have accrued prior to the date of expiration or termination), Article 11, Article 12, Article 14, Article 15 and Article 1 (to the extent defined terms therein are referenced in any of the foregoing Sections or Article).

13.8Termination Not Sole Remedy.  Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.

Article 14
Dispute Resolution

14.1Disputes; Internal Resolution.  The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights and/or obligations hereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation.  To accomplish this objective, the Parties agree that, except as otherwise provided in Section 3.2(d), if a dispute arises under or relates to this Agreement, including, without limitation, any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, and the Parties are unable to resolve such dispute within [***] after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to a senior executive of each of Aravive (or one of its Affiliates) and 3D Medicines (the “Executive Officers”) for attempted resolution by good faith negotiations within [***] after notice referring to the dispute is received.  If the dispute is not resolved within such [***], then the dispute shall be resolved by arbitration in accordance with Section 14.2 and thereafter neither Party shall have any further obligation under this Section 14.1. Notwithstanding the foregoing, and without waiting for the expiration of any such [***] periods, each Party shall each have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of such Party.

14.2Arbitration. All disputes arising out of or in connection with this Agreement, including any questions regarding its formation, existence, validity or termination, or the scope or applicability of this agreement to arbitrate, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by a tribunal comprised of three arbitrators.  Each Party shall nominate one arbitrator and the two Party-nominated arbitrators shall nominate the third arbitrator, who shall serve as the presiding arbitrator, within [***] after the second arbitrator’s appointment.

(a)The seat, or legal place, of arbitration shall be London, England.  The language of the arbitration shall be English.  The arbitral award shall be final and binding on the Parties, and the Parties undertake to carry out any award without delay.  Judgment on the award may be entered in any court of competent jurisdiction.

(b)Each Party retains the right to apply to any court of competent jurisdiction for interim and/or conservatory measures, including pre-arbitral attachments or preliminary injunctions, and any such request shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate.

(c)The existence and content of the arbitral proceedings and any rulings or awards shall be kept confidential by the Parties and members of the arbitral tribunal except (i) to the extent that disclosure may be required of a Party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority, (ii) with the consent of all Parties, (iii) where needed for the preparation or presentation of a claim or defense in this arbitration, (iv) where such information is already in the public domain other than as a result of a breach of this clause, or (v) by order of the arbitral tribunal upon application of a Party.

14.3Governing Law.  This Agreement shall be governed by and construed under, and all disputes arising under or in connection with this Agreement shall be resolved in accordance with, the laws of England and Wales, without giving effect to any choice of law rules or principles. The United Nations Convention on International Contracts on the Sale of Goods does not apply to this Agreement and is expressly and entirely excluded.

Article 15
Miscellaneous

15.1Entire Agreement; Amendment.  This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement.  The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations under the Confidentiality Agreement.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

15.2Force Majeure.  Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued only for so long as (a) the condition constituting force majeure continues and (b) the nonperforming Party takes all reasonable efforts to remove the condition.  For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the applicable Party, which may include an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, action or inaction of any Governmental Authority (including export controls), and failure of plant or machinery.  Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.  If a force majeure persists for more than [***], then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

15.3Export Control.  Aravive agrees not to export, directly or indirectly, any technical data it acquires from or provides to 3D Medicines in violation of United States export laws or regulations before, upon or after the Effective Date.  Each Party agrees that its performance hereunder shall at all times comply with all applicable Laws, rules, regulations and ordinances of the United States and all other applicable jurisdictions.  3D Medicines shall have the right to terminate this Agreement without any obligation to Aravive if the license Aravive grants hereunder is prohibited or delayed for more than [***] due to a violation of United States export laws and regulations.

15.4Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.4, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Aravive:	Aravive, Inc.

3730 Kirby Drive

River Oaks Tower, Suite 1200

Houston, TX 77098

USA

Attn: Chief Financial Officer

with copies to (which shall not constitute notice):

Cooley LLP

500 Boylston Street

Boston, MA 02116-3737

USA

Attn: Geoffrey Spolyar

and

Gracin & Marlow, LLP

The Chrysler Building

405 Lexington Avenue

26th Floor

New York, NY 10174

Attn: Leslie Marlow

If to 3D Medicines:	3D Medicines Inc.

Building 11, 118 Furonghua Street,

Pudong District, Shanghai, 201114

China

Attn: Chief Financial Officer

with copies to (which shall not constitute notice):

Han Kun Law Offices

33/F, HKRI Center Two, HKRI Taikoo Hui

288 Shimen Road (No. 1), Jing'an District

Shanghai 200041, PRC

Attn: Min ZHU

15.5No Strict Construction; Headings.  This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.  Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or).  The term “including” as used herein means including, without limiting the generality of any description preceding such term.

15.6Assignment; Change of Control.

(a)Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that either Party may make such an assignment without the other Party’s consent to an Affiliate of such Party.

(b)Notwithstanding Section 15.6(a), either Party may without such consent but with prior written notice to the other Party, assign this Agreement and its rights and obligations hereunder in connection with a Change of Control, provided that, however, if such assignee has an active program for developing, manufacturing or commercializing a Competing Product in the Field in the 3D Medicines Territory (a “Competing Program”), then, within [***] after the closing of such Change of Control transaction, such assignee shall either: (i) Divest the Competing Program (including all rights to the Competing Product) to a Third Party, or (ii) discontinue the Competing Program. In case of a Change of Control of 3D Medicines, if such assignee fails to either Divest or discontinue the Competing Program within such six (6)-month period, Aravive shall have the right to terminate this Agreement without any obligation to 3D Medicines, by providing written notice thereof within [***] after the receipt of such notice from 3D Medicines.  For clarity, such obligation to Divest or discontinue shall be limited to a Competing Product in the Field in the 3D Medicines Territory.

(c)Any permitted assignee shall assume all obligations of its assignor under this Agreement.  Any assignment or attempted assignment by either Party in violation of the terms of this Sections 15.6(a) and 15.6(b) shall be null, void and of no legal effect.

15.7Performance by Affiliates.  Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates.  Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

15.8Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.9Severability.  If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by an arbitral tribunal constituted in accordance with Section 14.2, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.10No Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

15.11Independent Contractors.  Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way.  Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

15.12English Language.  This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

15.13Counterparts.  This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.14Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and otherwise will be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws.  The Parties agree that a Party that is a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party to this Agreement under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy or insolvency proceeding upon its written request therefor, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party.

{Signature Page Follows}

In Witness Whereof, the Parties have executed this Collaboration and License Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

Aravive, Inc.		3D Medicines, Inc.

By:	/s/ Gail McIntyre	By:	/s/ Zhaolong Gong
Name:	Gail McIntyre	Name:	Zhaolong Gong
Title:	CEO & President	Title:	Chairman & CEO

Exhibit A

A.	Aravive Licensed Patents

[***]

B.	Upstream Patents

[***]

Exhibit B

Structure of AVB-500

[***]

[***]

Exhibit C

Initial Technology Transfer Plan

[***]

Exhibit D

Initial Development Plan

[***]

Exhibit E

Upstream Agreement

[***]